Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126087

KBS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 51 DATED MAY 19, 2008

TO THE PROSPECTUS DATED JANUARY 13, 2006

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust, Inc. dated January 13, 2006, as supplemented by supplement no. 28 dated July 3, 2007, supplement no. 37 dated October 3, 2007, supplement no. 45 dated January 3, 2008 and supplement no. 50 dated April 4, 2008. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc. and, as required by context, KBS Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	a change in suitability standards applicable to investors in Alaska;

•	the execution of agreements to extend the maturity date on our investments in two junior mezzanine loans and a senior mortgage participation related to the Tribeca Building;

•	the execution of an agreement to acquire a single-story distribution building containing 205,645 rentable square feet in Suwanee, Georgia;

•	the declaration of daily distributions and an amendment to our advisory agreement made in connection with the declaration of distributions;

•	information with respect to distributions declared for the first quarter of 2008;

•	information regarding our indebtedness;

•

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed on May 15, 2008; and

•	our unaudited financial statements and the notes thereto as of and for the three months ended March 31, 2008.

Status of the Offering

We commenced our public offering of 280,000,000 shares of common stock on January 27, 2006. As of May 12, 2008, we had accepted aggregate gross offering proceeds of approximately $1.37 billion.

Revision to Suitability Standards in Alaska

As of May 19, 2008, we will not sell shares to investors in Alaska unless they meet the following special suitability standards:

Investors must have either (1) a net worth of at least $250,000, or (2) gross annual income of at least $70,000 and a net worth of at least $70,000.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Extension of Maturity Date on Tribeca Loans

As of March 31, 2008, we had invested an aggregate of $47.9 million in two junior mezzanine loans (the first in the principal amount of approximately $15.9 million, and the second in the principal amount of approximately $32.0 million) (together, the “First and Second Tribeca Mezzanine Loans”) and $25.8 million in a 25% participation interest in the senior mortgage loans (the “Senior Mortgage Loans” and, collectively, the “Tribeca Loans”) related to the conversion of an eight-story loft building into a 10-story condominium building (the “Tribeca Building”) located at 415 Greenwich Street in New York, New York. The Tribeca Loans had an initial maturity date of May 1, 2008, with a one-year extension option subject to the satisfaction of certain conditions.

The First and Second Tribeca Mezzanine Loans are subordinate to the Senior Mortgage Loans totaling approximately $103.2 million and a $25.0 million senior mezzanine loan.

The First and Second Tribeca Mezzanine Loans are secured by, among other things, a first lien priority pledge of the borrower’s member interest (the “Member Interest”) in 415 Greenwich Senior Mezzanine Owner LLC (the “Owner Member”). The Owner Member is the sole member in 415 Greenwich Fee Owner LLC (the “Fee Owner”), which is the owner of the Tribeca Building. With respect to certain material misrepresentations or other acts of bad faith as set forth in the guarantee agreement, amounts outstanding under the First and Second Tribeca Mezzanine Loans are guaranteed by the two individuals who have indirect interests in the Tribeca Building.

On April 30, 2008, we entered into loan modification agreements with the borrower. The Senior Mortgage Loan documents and the senior mezzanine loan documents with the mortgage lender and the senior mezzanine lender, respectively, were also simultaneously modified in order to extend the maturity dates of the Tribeca Loans to November 1, 2008, subject to certain terms, debt covenants, and loan extension fees. Pursuant to the loan modification agreements, the loan extension fees will be pro-rated over the six-month extension period. Payment of the loan extension fees will be based upon available cash flow and amounts due to us will be placed in an escrow account and released upon full repayment of the Senior Mortgage Loans and the senior mezzanine loan. In addition, the loan modification agreements, among other things, revise the “waterfall” structure to fund payment of debt service on all of the loans prior to principal payments on all of the loans.

Agreement to Purchase Suwanee Pointe

On May 6, 2008, we, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement with an unaffiliated seller to acquire a single-story build-to-suit distribution building containing 205,645 rentable square feet located on an approximate 16.0-acre parcel of land in Suwanee, Georgia (“Suwanee Pointe”). Pursuant to the purchase and sale agreement, we would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The purchase price of Suwanee Pointe is approximately $17.8 million plus closing costs. The property is 100% leased to Firearms Training Systems, Inc. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit $750,000 of earnest money.

Declaration of Distributions and Advance from Advisor

On May 9, 2008, our board of directors declared a daily distribution for the period from June 1, 2008 through June 30, 2008, which distribution we expect to pay in July 2008, and a daily distribution for the period from July 1, 2008 through July 31, 2008, which distribution we expect to pay in August 2008. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. Distributions are calculated based on stockholders of record each day during the period at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share.

Also on May 9, 2008, in connection with the declaration of distributions, we entered into an amendment to our advisory agreement with KBS Capital Advisors. Pursuant to the amendment, our advisor agreed to advance funds to us equal to the amount by which the cumulative amount of distributions declared by our board of directors from January 1, 2006 through the period ending July 31, 2008 exceeds the amount of our funds from operations (as defined by NAREIT) from January 1, 2006 through July 31, 2008. We are only obligated to reimburse the advisor for these expenses if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the advisor. From July 18, 2006 through May 14, 2008, the advisor had advanced an aggregate of $1.6 million to us, all of which is outstanding, for the payment of distributions and to cover our expenses, excluding depreciation and amortization, in excess of our revenues. No amount has been advanced since January 2007.

Distributions for the First Quarter of 2008

Each day during the period from January 1, 2008 through March 31, 2008 was a record date for distributions. The distributions were calculated at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. Stockholders may choose whether to have distributions paid in cash or to have cash distributions otherwise payable to them invested in additional shares of common stock through our dividend reinvestment plan.

As discussed above under “Declaration of Distributions and Advance from Advisor,” our advisor has agreed to advance funds to us equal to the amount by which the cumulative amount of distributions declared by our board of directors from January 1, 2006 through the period ending July 31, 2008 exceeds the amount of our funds from operations (as defined by NAREIT) from January 1, 2006 through July 31, 2008. Through May 14, 2008, the advisor had advanced an aggregate of $1.6 million to us for cash distributions and expenses in excess of revenues, all of which is outstanding. No amount has been advanced since January 2007.

In addition, our advisor has deferred, without interest, the payment of approximately $2.2 million of accrued but unpaid asset management fees for the months of July 2006 through September 2007. Although pursuant to the advisory agreement, the advisor may demand payment of accrued but unpaid asset management fees at any time, the advisor does not intend to request payment of accrued but unpaid asset management fees until our cumulative funds from operations for the period commencing January 1, 2006 plus the amount of the advance from our advisor through the date of payment of the accrued but unpaid asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such payment. Based on this criteria for payment of deferred asset management fees, on October 31, 2007, we paid the advisor $1.0 million of the $3.2 million of asset management fees that had been accrued but unpaid for the months of July 2006 through September 2007. In addition, we have paid the advisor asset management fees of $5.0 million earned pursuant to the advisory agreement for services related to the months of October 2007 through March 2008. If necessary in future periods, the advisor intends to defer payment of its asset management fee if the cumulative amount of our funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the advisor is less than the cumulative amount of distributions declared and currently payable to our stockholders. The amount of cash available for distributions in future periods will be decreased by the repayment of the advance from the advisor and the payment of the advisor’s deferred asset management fee.

For the three months ended March 31, 2008, we declared aggregate distributions of approximately $17,066,000 and our funds from operations (“FFO”) was approximately $22,630,000. (See the reconciliation of FFO to net income below.) FFO for the month ended January 31, 2008 was approximately $5,396,000, and distributions declared for the month of January were approximately $5,278,000 and were paid on February 15, 2008. FFO for the month ended February 29, 2008 was approximately $8,762,000, and distributions declared for the month of February were approximately $5,374,000 and were paid on March 17, 2008. FFO for the month ended March 31, 2008 was approximately $8,472,000, and distributions declared for the month of March were approximately $6,414,000 and were paid on April 15, 2008.

During our offering stage, when we may raise capital in the offering more quickly than we acquire income-producing assets, there is a greater risk that we will not be able to pay distributions solely from our FFO.

Funds from Operations

We believe that FFO is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition or may interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

The calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the months ended January 31, February 29 and March 31, 2008 and the three months ended March 31, 2008 (in thousands):

	For the Month Ended January 31, 2008	For the Month Ended February 29, 2008	For the Month Ended March 31, 2008	For the Three Months Ended March 31, 2008
Net income (loss)	$ (1,210)	$ 1,411	$ 1,987	$ 2,188
Add:
Depreciation of real estate assets	2,368	2,440	2,445	7,253
Amortization of lease-related costs	4,834	5,687	4,603	15,124
Deduct:
Adjustments for minority interest-consolidated entity (1)	(596)	(776)	(563)	(1,935)

FFO	$ 5,396	$ 8,762	$ 8,472	$ 22,630

(1) Relates to consolidated joint venture minority-interest portion of depreciation of real estate assets and amortization of lease-related costs.

Indebtedness

As of May 14, 2008, our total long-term notes payable with a maturity of longer than one year was approximately $889.8 million. For more information regarding our indebtedness, see the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in this supplement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto as of and for the three months ended March 31, 2008 contained in this supplement as well as our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the year ended December 31, 2007 included in supplement no. 50 dated April 4, 2008.

This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause actual results to differ from those anticipated, see “Risk Factors” in the prospectus, “Risk Factors” in supplement no. 28 dated July 3, 2007, “Risks Related to an Investment in Us” in supplement no. 37 dated October 3, 2007, “Risks Related to an Investment in Us” in supplement no. 45 dated January 3, 2008 and “Risk Factors” in supplement no. 50 dated April 4, 2008.

Overview

We are a Maryland corporation that elected to be taxed as a real estate investment trust, or REIT, beginning with the taxable year that ended December 31, 2006. On June 23, 2005, we filed a registration statement on Form S-11 (File No. 333-126087) with the SEC to offer a minimum of 250,000 shares and a maximum of 280,000,000 shares of common stock for sale to the public. The SEC declared the registration statement effective on January 13, 2006, and we launched this offering on January 27, 2006. On July 5, 2006, we broke escrow in this offering and then commenced our real estate operations. As of March 31, 2008, we had sold 114,464,587 shares of common stock in this offering for gross offering proceeds of approximately $1.14 billion. As of March 31, 2008, we had redeemed 235,049 of the shares sold in this offering pursuant to our share redemption program for approximately $2.3 million.

We have used the proceeds of this offering to acquire and manage a diverse portfolio of real estate properties and real estate-related investments. We own substantially all of our assets and conduct our operations through our Operating Partnership, of which we are the sole general partner. We have no paid employees. Our advisor, KBS Capital Advisors, conducts our operations and manages our portfolio of real estate investments.

As of March 31, 2008, we owned 55 real estate properties, one master lease, 16 real estate loans receivable, and an investment in commercial mortgage-backed securities. The 55 real estate properties total 18.6 million square feet, including properties held through a consolidated joint venture. The real estate property portfolio includes 14 office buildings, one light industrial property, three corporate research properties, one distribution facility, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/flex portfolio consisting of six buildings and a portfolio of 23 institutional quality industrial properties and a master lease with respect to another property. We hold the 23 industrial properties and the master lease through a consolidated joint venture. At March 31, 2008, the portfolio was approximately 95% leased. Our real estate loans receivable portfolio includes three secured loans that we originated as well as four mezzanine real estate loans, two B-Notes, a partial ownership interest in three mezzanine real estate loans, a first mortgage loan, a partial ownership interest in a senior mortgage loan and two loans representing senior subordinated debt of a private REIT.

In constructing our portfolio, we have targeted to acquire approximately 70% core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and approximately 30% real estate-related investments and enhanced-return properties. Though our target portfolio would consist of 30% real estate-related investments and enhanced-return properties, we will not forgo a good investment opportunity because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio may consist of a greater percentage of enhanced-return properties and real estate-related investments.

Real estate-related investments and enhanced-return properties are higher-yield and higher-risk investments that our advisor will actively manage. The real estate-related investments in which we may invest include: (i) mortgage loans; (ii) equity securities such as common stocks, preferred stocks and convertible preferred securities of real estate companies; (iii) debt securities such as mortgage-backed securities, commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies; and (iv) certain types of illiquid securities, such as mezzanine loans and bridge loans. While we may invest in any of these real estate-related investments, we expect that the substantial majority of these investments will consist of mezzanine loans, commercial mortgage-backed securities and B-Notes as well as collateralized debt obligations. The enhanced-return properties that we will seek to acquire and reposition include: properties with moderate vacancies or near-term lease rollovers; poorly managed and positioned properties; properties owned by distressed sellers; and built-to-suit properties.

Market Outlook - Real Estate Finance Markets

Recent events in the residential mortgage market may impact the commercial mortgage market as well as the market for real estate related debt investments generally. Credit spreads on commercial mortgages (i.e., the interest rate spread overall given benchmarks such as LIBOR or U.S. Treasury securities) are significantly influenced by: (i) supply and demand for such mortgage loans and (ii) capital markets execution for the sale or financing of such commercial mortgage assets. In the case of the former, the number of potential lenders in the marketplace and the amount of funds they are willing to devote to commercial mortgage assets will impact credit spreads. As liquidity or “demand” increases, spreads on equivalent commercial mortgage loans will decrease. Conversely, a lack of liquidity will result in credit spreads increasing. During periods of volatility, the number of lenders participating in the market may change at an accelerated pace. Further, many lenders are subject to the capital markets in order to finance their portfolio of commercial loans. Lenders are forced to increase the credit spread at which they are willing to lend as liquidity in the capital markets decrease. As the market tightens, many lenders have requested additional collateral or repayments with respect to their loans in order to maintain margins that are acceptable to them.

For existing loans, when credit spreads widen, the fair value of these existing loans decrease in market price. If a lender were to originate a similar loan today, such loan would carry a greater credit spread than the existing loan. Even though a loan may be performing in accordance with its loan agreement and the underlying collateral has not changed, the fair value of the loan may be negatively impacted by the incremental interest foregone from the widened credit spread. Accordingly, when a lender wishes to sell the loan in a whole loan transaction, a commercial mortgage-backed securities (“CMBS”) issuance, finance the loan under a warehouse facility, or pledge the loan in a commercial real estate collateralized debt obligations (“CRE CDOs”) financing, the reduced fair value of the loan will impact the total proceeds that the lender will receive.

Recently, concerns pertaining to the deterioration of the residential mortgage market have expanded to almost all areas of the debt capital markets including corporate bonds, asset based securities and commercial real estate finance. This has resulted in a general reduction of liquidity in the commercial real estate sector. It has also caused a significant widening of the credit spreads on both CMBS and CRE CDOs in recent months. We can not foresee when these markets will stabilize.

Liquidity and Capital Resources

Since breaking escrow in this offering on July 5, 2006 and then commencing real estate operations with the acquisition of our first real estate investment on July 7, 2006, our principal demand for funds during the short and long-term is and will be for the acquisition of properties, loans and other real estate-related investments, the payment of operating expenses and distributions to stockholders.

Net cash flows from financing activities for the three months ended March 31, 2008 were $259.9 million, consisting primarily of net offering proceeds of $255.9 million (after payment of selling commissions, dealer manager fees and other organization and offering expenses of $24.3 million and redemptions of common stock of $1.4 million), aggregate borrowings related to the purchase of real estate and real estate-related investments of $27.9 million, purchase of three separate interest rate floor agreements of $2.5 million, and borrowing and subsequent payoff of a repurchase agreement relating to the Arden Portfolio Mezzanine Loans of $86.4 million. We paid distributions of $15.6 million to our investors, paid down $2.1 million on a repurchase agreement and repaid $3.0 million of borrowings related to our acquisitions during the three months ended March 31, 2008, bringing our aggregate borrowings related to the purchase of real estate and real estate-related investments to $1,031.4 million as of March 31, 2008. With capital and borrowings from our financing activities, we invested approximately $221.8 million in real estate and real estate-related investments during the three months ended March 31, 2008, including acquisition fees and closing costs of $2.1 million. Net cash provided by operating activities was $9.5 million from the operation of our real estate investments and interest income from our investments in real estate loans. At March 31, 2008, we had cash and cash equivalents of $115.5 million available for investment in properties and real estate-related investments and the repayment of debt.

As of March 31, 2008, our liabilities totaled $1.1 billion and consisted primarily of long-term notes payable with a maturity of longer than one year of $787.3 million and short-term notes payable with a maturity of one year or less of $244.1 million. Long-term notes payable consisted of $355.7 million of fixed-rate mortgage loans with a weighted-average interest rate of 5.77% and $431.6 million of variable-rate mortgage loans with a weighted-average interest rate of 4.84% at March 31, 2008. Short-term notes payable consisted of $244.1 million of variable-rate mortgage loans with a weighted-average interest rate of 5.08% at March 31, 2008. These financings are described below under “—Contractual Commitments and Contingencies.”

We expect to continue to use debt to acquire properties and other real estate-related investments. Once we have fully invested the proceeds of this offering, we expect our debt financing to be approximately 50% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets. Our charter limits our borrowings to 75% of the cost (before deducting depreciation or other non-cash reserves) of all our assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. As of March 31, 2008, our borrowings were approximately 53% of the cost (before depreciation or other non-cash reserves) of all of our real estate investments.

We expect to continue to generate capital from this offering and to utilize indebtedness to assist in the funding for and timing of our acquisitions. We will obtain the capital required to purchase properties and other investments and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee and payments to the dealer manager, our advisor and their affiliates for reimbursement of certain organization and offering expenses. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and purchase of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us.

We have elected to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2006. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare daily distributions that will be paid on a monthly basis. We have not established a minimum distribution level.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of March 31, 2008 (in thousands):

		Payments Due During the Years Ending December 31,
Contractual Obligations	Total	Remainder of 2008	2009-2010	2011-2012	Thereafter
Outstanding debt obligations(1)	$1,031,408	$244,088	$431,644	$102,708	$252,968
Outstanding funding obligations under real estate loans receivable	$22,071	$22,071	$-	$-	$-

(1) Amounts include principal payments only. We incurred interest expense of $13.9 million, excluding amortization of deferred financing costs totaling $1.9 million, during the three months ended March 31, 2008, and we expect to incur interest expense in future periods on outstanding debt obligations based on the rates and terms disclosed below.

Our outstanding debt obligations as of March 31, 2008 were as follows (in thousands):

	Principal	Effective Interest Rate (1)	Fixed/Variable Interest Rate	Maturity (2)	Percent of Total Indebtedness
Sabal Pavilion Building - Mortgage Loan	$ 14,700	6.3800%	Fixed	August 1, 2036	1.43%
Plaza in Clayton - Mortgage Loan	62,200	5.8990%	Fixed	October 6, 2016	6.03%
Southpark Commerce Center II Buildings - Mortgage Loan	18,000	5.6725%	Fixed	December 6, 2016	1.75%
825 University Avenue Building - Mortgage Loan	19,000	5.5910%	Fixed	December 6, 2013	1.84%
Midland Industrial Buildings - Mortgage Loan	24,050	5.7550%	Fixed	January 6, 2011	2.33%
Crescent Green Building - Mortgage Loan	32,400	5.1800%	Fixed	February 1, 2012	3.14%
625 Second Street Building - Mortgage Loan	33,700	5.8500%	Fixed	February 1, 2014	3.27%
Sabal VI Building - Mortgage Loan	11,040	5.1400%	Fixed	October 1, 2011	1.07%
The Offices at Kensington - Mortgage Loan	18,500	5.5200%	Fixed	April 1, 2014	1.79%
Bridgeway Technology Center - Mortgage Loan	26,824	6.0700%	Fixed	August 1, 2013	2.60%
Marketable Securities - Repurchase Agreement (3)	11,161	4.4829%	Variable	January 23, 2008	1.08%
Royal Ridge Building - Mortgage Loan	21,718	5.9600%	Fixed	September 1, 2013	2.11%
Plano Corporate Center I & II - Mortgage Loan	30,591	5.9000%	Fixed	September 1, 2012	2.96%
2200 West Loop South Building - Mortgage Loan	17,426	5.8900%	Fixed	October 1, 2014	1.69%
Cedar Bluffs - Mortgage Loan	4,627	5.8600%	Fixed	July 1, 2011	0.45%
National Industrial Portfolio - Mortgage Loan (4)	300,000	4.8388%	Variable	August 9, 2009	29.09%
National Industrial Portfolio - Mezzanine Loan A (4)	40,200	4.8388%	Variable	August 9, 2009	3.90%
National Industrial Portfolio - Mezzanine Loan B (4)	32,300	4.8388%	Variable	August 9, 2009	3.13%
National Industrial Portfolio - Mezzanine Loan C (4)	32,300	4.8388%	Variable	August 9, 2009	3.13%
National Industrial Portfolio - Mezzanine Loan D (4)	26,200	4.8388%	Variable	August 9, 2009	2.54%
National Industrial Portfolio - Mezzanine Loan E (4)	644	4.0675%	Variable	August 9, 2009	0.06%
Hartman Business Center One - Mortgage Loan	9,479	5.1458%	Variable	November 9, 2008	0.92%
Cardinal Health - Mortgage Loan	6,900	5.1458%	Variable	November 9, 2008	0.67%
Corporate Express - Mortgage Loan	5,318	5.1458%	Variable	November 9, 2008	0.52%
Rickenbacker IV - Medline - Mortgage Loan	9,465	5.0731%	Variable	November 15, 2008	0.92%
Plainfield Business Center - Mortgage Loan	10,200	5.0731%	Variable	November 15, 2008	0.99%
Crystal Park II - Buildings D & E - Mortgage Loan	12,009	5.0731%	Variable	November 15, 2008	1.16%
Park 75 - Dell - Mortgage Loan	10,138	5.0731%	Variable	November 15, 2008	0.98%
Advo-Valassis - Mortgage Loan	4,988	5.0731%	Variable	November 15, 2008	0.48%
ADP Plaza - Mortgage Loan	20,900	5.5600%	Fixed	October 1, 2013	2.03%
Woodfield Preserve Office Center - Mortgage Loan (5)	68,400	5.3165%	Variable	April 28, 2008	6.63%
Nashville Flex Portfolio - Mortgage Loan	32,430	5.0731%	Variable	November 15, 2008	3.14%
Patrick Henry Corporate Center - Mortgage Loan	11,100	5.1458%	Variable	November 29, 2008	1.08%
South Towne Corporate Center I and II - Mortgage Loan (5)	25,200	5.0731%	Variable	April 28, 2008	2.44%
Rivertech I and II - Mortgage Loan	27,300	4.2619%	Variable	November 20, 2008	2.65%

	$1,031,408				100.00%

(1) Represents the effective interest rate as of March 31, 2008.

(2) Represents initial maturity date or the maturity date as extended as of March 31, 2008; subject to certain conditions, the maturity dates of some loans may be extended beyond the date shown.

(3) On April 16, 2008, we paid off the principal and interest outstanding under the agreement.

(4) Held through a consolidated joint venture. On March 28, 2008, the mortgage and mezzanine loans were restructured to provide for additional debt tranches with varying interest rates. In the aggregate, the weighted-average interest rate of the loans is 125 basis points over 30-day LIBOR.

(5) On February 28, 2008, the maturity date was extended to April 28, 2008. On April 29, 2008, we paid off the principal and interest under the note and completed three-year secured financing of the referenced properties.

In addition to the contractual obligations set forth above, at March 31, 2008, we have contingent liability with respect to advances to us from our advisor in the amount of $1.6 million for payment of distributions and to cover expenses, excluding depreciation and amortization, in excess of our revenues. We are only obligated to reimburse the advisor for these advances if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the advisor. We also have a liability with respect to the deferred payment of asset management fees earned by the advisor of approximately $2.2 million at March 31, 2008. Our advisor has agreed to defer, without interest, the payment of the asset management fees it has earned for the months of July 2006 through September 2007. Although pursuant to the advisory agreement, the advisor may demand payment of accrued but unpaid asset management fees at any time, the advisor does not intend to request payment of accrued but unpaid asset management fees until our cumulative funds from operations for the period commencing January 1, 2006, plus the amount of the advance from the advisor through the date of payment of the accrued but unpaid asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such payment. Based on this criteria for payment of deferred asset management fees, on October 31, 2007, we paid our advisor $1.0 million of the $3.2 million of asset management fees that had been deferred for the months of July 2006 through September 2007. In addition, as of March 31, 2008, we have paid our advisor asset management fees of $2.8 million earned pursuant to the advisory agreement for services related to the months of January, February, and March 2008. If necessary in future periods, our advisor intends to defer payment of its asset management fee if the cumulative amount of our funds from operations for the period commencing January 1, 2006 plus the amount of the advance from our advisor is less than the cumulative amount of distributions declared and currently payable to our stockholders. The amount of cash available for distributions in future periods will be decreased by the repayment of the advance from the advisor and the payment of our advisor’s deferred asset management fee.

Results of Operations

Overview

Our results of operations for the three months ended March 31, 2008 are not indicative of those expected in future periods as we expect that rental income and tenant reimbursements, interest income from real estate loans receivable, parking revenues and other operating income, property operating expenses, asset management fees, depreciation, amortization, and net income will each increase in future periods as a result of owning the assets acquired during the three months ended March 31, 2008 for an entire period and as a result of anticipated future acquisitions of real estate investments.

This offering commenced on January 27, 2006. Following the receipt and acceptance of subscriptions for the minimum offering of $2.5 million on July 5, 2006, we acquired nine real estate properties, two mezzanine real estate loans, and a partial ownership interest in a third mezzanine real estate loan during 2006 and the first three months of 2007. During the remainder of 2007 and first three months of 2008, we invested in 10 real estate properties, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/flex portfolio consisting of six buildings and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 15 years with respect to another industrial property. Also during this period, we acquired two mezzanine real estate loans, two B-Notes, a partial ownership interest in two mezzanine real estate loans, a partial ownership interest in a senior mortgage loan, two loans representing senior subordinated debt of a private REIT and one first mortgage loan. We have also originated three secured loans and made an investment in commercial mortgage-backed securities. Accordingly, the results of operations presented for the three months ended March 31, 2008 and 2007, respectively, are not directly comparable.

Comparison of the three months ended March 31, 2008 versus the three months ended March 31, 2007

Rental income and tenant reimbursements increased from $6.6 million and $1.3 million, respectively, for the three months ended March 31, 2007 to $34.3 million and $9.8 million, respectively, for the three months ended March 31, 2008, primarily as a result of the growth in the real property investment portfolio during 2007 and the three months ended March 31, 2008. Rental income and tenant reimbursements are expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during the three months ended March 31, 2008 for an entire period and future acquisitions of real estate assets.

Interest income from real estate loans receivable increased from $0.8 million for the three months ended March 31, 2007 to $12.0 million for the three months ended March 31, 2008, primarily as a result of the growth in the real estate loans receivable portfolio during 2007 and the three months ended March 31, 2008. Interest income from real estate loans receivable is expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during the three months ended March 31, 2008 for an entire period and future acquisitions of real estate loans receivable.

Parking revenues and other operating income increased from $0.3 million for the three months ended March 31, 2007 to $0.6 million for the three months ended March 31, 2008. This is primarily related to parking revenues from ADP Plaza, which was purchased in November 2007, of $0.2 million. Parking and other operating income may increase in future periods, as compared to historical periods, as a result of future acquisitions of real estate assets.

Property operating costs and real estate and other property-related taxes increased from $1.3 million and $1.2 million, respectively, for the three months ended March 31, 2007 to $8.1 million and $5.9 million, respectively, for the three months ended March 31, 2008 primarily as a result of the growth in the real property investment portfolio during 2007 and the three months ended March 31, 2008. Property operating costs and real estate and other property-related taxes are expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during the three months ended March 31, 2008 for an entire period and future acquisitions of real estate assets.

Asset management fees incurred and payable to our advisor with respect to real estate investments increased from $0.6 million for the three months ended March 31, 2007 to $2.8 million for the three months ended March 31, 2008 as a result of the growth in the portfolio during 2007 and the three months ended March 31, 2008. As of March 31, 2008, we have paid the advisor asset management fees earned pursuant to the advisory agreement for services related to the months of January, February and March 2008 although the payment of asset management fees earned by our advisor from July 2006 through September 2007 of $2.2 million has been deferred without interest. Although, pursuant to the advisory agreement, the advisor may demand payment of deferred asset management fees at any time, the advisor does not intend to request payment of deferred asset management fees until our cumulative funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the advisor through the date of payment of the deferred asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such payment. If necessary in future periods, our advisor intends to defer payment of its asset management fee if the cumulative amount of our funds from operations for the period commencing January 1, 2006 plus the amount of the advance from our advisor is less than the cumulative amount of distributions declared and currently payable to our stockholders.

General and administrative expenses increased from $0.6 million for the three months ended March 31, 2007 to $1.2 million for the three months ended March 31, 2008. These general and administrative costs consisted primarily of legal, audit and other professional fees. We expect general and administrative costs to increase in the future as we make additional investments, but to decrease as a percentage of total revenue.

Depreciation and amortization increased from $3.9 million for the three months ended March 31, 2007 to $22.4 million for the three months ended March 31, 2008, primarily as a result of the growth in the real property investment portfolio during 2007 and the three months ended March 31, 2008. Depreciation and amortization are expected to continue to increase in future periods, as compared to historical periods, as a result of owning the assets acquired during the three months ended March 31, 2008 for an entire period and future acquisitions of real estate assets.

Interest income increased from $0.4 million for the three months ended March 31, 2007 to $0.8 million for the three months ended March 31, 2008 due to interest income earned on cash from offering proceeds being held throughout the period prior to its investment in real estate or real estate-related investments and an increase in gross offering proceeds raised from $123.2 million for the three months ended March 31, 2007 to $281.6 million for the three months ended March 31, 2008.

We have financed the acquisition of our investments in part with debt. See above “—Contractual Commitments and Contingencies.” Interest expense (including amortization of deferred financing costs) increased from $3.5 million for the three months ended March 31, 2007 to $15.8 million for the three months ended March 31, 2008 related to our use of this debt. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the amount of proceeds raised in this offering, the cost of borrowings and the opportunity to acquire real estate assets and real estate-related investments meeting our investment objectives.

Net income of $2.2 million was recognized for the three months ended March 31, 2008 as compared to a net loss of $1.6 million for the three months ended March 31, 2007 due primarily to increased revenue as a result of significant real estate and real estate loans receivable acquisitions during 2007 and the three months ended March 31, 2008 and lower operating expenses as a percentage of revenue.

Organization and Offering Costs

Our organization and offering costs (other than selling commissions and the dealer manager fee) may be paid by our advisor, the dealer manager and their affiliates on our behalf. These other organization and offering costs include all expenses to be paid by us in connection with this offering, including but not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) charges of the escrow holder; (iii) reimbursement of the dealer manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; (iv) reimbursement to the advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials; (v) the cost of educational conferences held by us (including the travel, meal, and lodging costs of registered representatives of broker-dealers); and (vi) reimbursement to the dealer manager for travel, meals, lodging, and attendance fees incurred by employees of the dealer manager to attend retail seminars conducted by broker-dealers.

Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse the advisor, the dealer manager or their affiliates, as applicable, for organization and offering costs paid by them on our behalf, provided that the advisor is obligated to reimburse us to the extent selling commissions, the dealer manager fee, and other organization and offering costs incurred by us in the offering exceed 15% of our gross offering proceeds. Our advisor and its affiliates have incurred on our behalf organization and offering costs (excluding selling commissions and the dealer manager fee) of $9.3 million through March 31, 2008. Such costs are only a liability to us to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the offering. From commencement of this offering through March 31, 2008, including shares sold through our dividend reinvestment plan, we had sold 114,464,587 shares for gross offering proceeds of $1.14 billion and recorded organization and offering costs of $13.7 million and selling commissions and dealer manager fees of $103.0 million.

Funds from Operations

We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the three months ended March 31, 2008 and 2007, respectively (in thousands, except share amounts):

	For the Three Months Ended March 31,
	2008	2007
Net income (loss)	$2,188	$(1,633)
Add:
Depreciation of real estate assets	7,253	2,286
Amortization of lease-related costs	15,124	1,580
Deduct:
Adjustments for minority interest - consolidated entity (1)	(1,935)	-

FFO	$22,630	$2,233

Weighted-average shares outstanding, basic and diluted	97,812,591	16,362,778

(1) Relates to consolidated joint venture minority interest portion of depreciation of real estate assets in the amount of $481 and amortization of lease-related costs in the amount of $1,454.

Set forth below is additional information related to certain noncash items included in net income (loss) above, which may be helpful in assessing our operating results. In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capitalized interest, tenant improvements, building improvements, and deferred lease costs. Please see the accompanying consolidated statements of cash flows for details of our operating, investing, and financing cash activities.

Noncash Items Included in Net Income (Loss):

•

Revenues in excess of actual cash received of $1.4 million, net of adjustment for minority interest of $0.1 million, and $0.2 million during the three months ended March 31, 2008 and 2007, respectively, as a result of straight-line rent;

•

Revenues in excess of actual cash received of approximately $1.5 million, net of adjustment for minority interest of $0.3 million, and $0.2 million during the three months ended March 31, 2008 and 2007, respectively, as a result of amortization of above-market/below-market in-place leases;

•

Amortization of deferred financing costs related to notes payable of approximately $1.7 million, net of adjustment for minority interest of $0.2 million, and $0.4 million were recognized as interest expense for the three months ended March 31, 2008 and 2007, respectively;

•	Amortization of discounts on real estate loans receivable of $3.7 million was recognized for the three months ended March 31, 2008; and

•	Loss on an interest rate cap of $135,282, net of adjustment for minority interest of $33,821 was recognized for the three months ended March 31, 2008.

Critical Accounting Policies

Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate Assets

Depreciation

We have to make subjective assessments as to the useful lives of our depreciable assets. These assessments have a direct impact on our net income, because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis throughout the expected useful lives of these investments. We consider the period of future benefit of an asset to determine its appropriate useful life. We anticipate the estimated useful lives of our assets by class to be as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related lease

Real Estate Purchase Price Allocation

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, we record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any capitalized above-market or below-market lease values as a reduction or increase to rental income, respectively, over the remaining non-cancelable terms of the respective leases, which range from one month to 12 years.

We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The value of these intangible assets is classified as tenant origination and absorption costs and is amortized over the remaining non-cancelable terms of the respective leases. We include the amortization of tenant origination and absorption costs as depreciation and amortization expense on the consolidated statement of operations. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

We also consider information obtained about each property as a result of our preacquisition due diligence, marketing, and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values, if any, based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

We amortize the value of in-place leases to expense over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

Estimates of the fair values of the tangible and intangible assets require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocation, which would impact the amount of our net income.

Impairment of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of the assets by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis we do not believe that we will be able to recover the carrying value of the asset, we record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset as defined by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We did not record any impairment losses during the three months ended March 31, 2008 and 2007.

Projections of future cash flows require us to estimate the expected future operating income and expenses related to an asset as well as market and other trends. The use of inappropriate assumptions in our future cash flows analyses would result in an incorrect assessment of our assets’ future cash flows and fair values and could result in the overstatement of the carrying values of our real estate assets and an overstatement of our net income.

Real Estate Loans Receivable

The real estate loans receivable are recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that we will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, we would record a reserve for loan losses through a charge to income for any shortfall. Failure to recognize impairment would result in the overstatement of the carrying values of our real estate loans receivable and an overstatement of our net income. We recorded no impairment losses during the three months ended March 31, 2008 and 2007.

Marketable Securities

In accordance with the standards set forth in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, we classify our investments in marketable securities as available-for-sale since we may sell them prior to their maturity but do not hold them principally for the purpose of making frequent investments and sales with the objective of generating profits on short-term differences in price. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis.

We monitor our available-for-sale securities for impairments. A loss is recognized when we determine that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. We consider many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, our intent and ability to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent changes in such ratings.

We account for our commercial mortgage-backed securities (“CMBS”) in accordance with the Emerging Issues Task Force 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (“EITF 99-20”). Under EITF 99-20, we evaluate whether there is other-than-temporary impairment by discounting projected cash flows using credit, prepayment and other assumptions compared to prior period projections. If the discounted projected cash flows have decreased due to a change in the credit, prepayment and other assumptions, then the CMBS must be written down to fair value if the fair value is below the amortized cost basis. This will create a new carrying basis for the CMBS and a revised yield will be calculated based on the future estimated cash flows for purposes of revenue recognition. If there have been no changes to our assumptions and the change in value is solely due to interest rate changes, we do not recognize an impairment of our CMBS investments in our consolidated statements of operations. It is difficult to predict the timing or magnitude of these other-than-temporary impairments and significant judgments, including, but not limited to, assumptions regarding estimated prepayments, loss assumptions, and assumptions with respect to changes in interest rates, are required in determining impairment. As a result, actual impairment losses could materially differ from these estimates. Unamortized premiums and discounts on securities available-for-sale are recognized in interest income over the contractual life, adjusted for actual prepayments, of the securities using the effective interest method.

Revenue Recognition

We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rent. We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

We make estimates of the collectibility of our tenant receivables related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. We specifically analyze accounts receivable and analyze historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.

We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate (“SFAS 66”). The specific timing of a sale is measured against various criteria in SFAS 66 related to the terms of the transaction and any continuing involvement associated with the property. If the criteria for profit recognition under the full-accrual method are not met, we defer gain recognition and account for the continued operations of the property by applying the percentage-of-completion, reduced profit, deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

Interest income from loans receivable is recognized based on the contractual terms of the debt instrument. Fees related to any buydown of interest rate are deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income using the effective interest method. Closing costs related to the purchase of the loan receivable are amortized over the term of the loan and accreted as an adjustment against interest income using the effective interest method.

Income Taxes

We have elected to be taxed as a REIT under the Code beginning with our taxable year ending December 31, 2006. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute to stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

Derivative Instruments

In the normal course of business, we use certain types of derivative instruments for the purpose of managing or hedging interest rate risks. We have entered into various interest rate cap and floor agreements to hedge our exposure to changing interest rates on variable-rate debt instruments. We account for these derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The change in fair value of the effective portion of a derivative instrument that is designated as a hedge is recorded as other comprehensive income (loss) in the accompanying consolidated statement of stockholders’ equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria of SFAS 133 are recorded as gain (loss) on derivative instruments in the accompanying consolidated statements of operations. Net amounts received or paid under the derivative instruments are recorded as adjustments to interest expense as incurred.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Real estate:
Land	$190,705	$186,773
Buildings and improvements, less accumulated depreciation of $31,858 and $21,429 as of March 31, 2008 and December 31, 2007, respectively	1,169,725	1,139,050
Tenant origination and absorption costs, less accumulated amortization of $35,973 and $24,025 as of March 31, 2008 and December 31, 2007, respectively	116,764	124,329

Total real estate, net	1,477,194	1,450,152
Real estate loans receivable	388,184	214,908

Total real estate investments, net	1,865,378	1,665,060
Cash and cash equivalents	115,489	67,337
Restricted cash	6,630	7,574
Marketable securities	15,282	15,600
Rents and other receivables	16,913	10,631
Above-market leases, net of accumulated amortization of $3,317 and $2,043 as of March 31, 2008 and December 31, 2007, respectively	22,591	21,345
Deferred financing costs, prepaid and other assets	35,588	29,625

Total assets	$2,077,871	$1,817,172

Liabilities and stockholders’ equity
Notes payable	$1,031,408	$1,008,564
Accounts payable and accrued liabilities	15,554	16,569
Due to affiliates	7,724	4,540
Distributions payable	6,414	4,953
Below-market leases, net of accumulated amortization of $9,329 and $6,233 as of March 31, 2008 and December 31, 2007, respectively	35,351	35,624
Other liabilities	5,171	7,607

Total liabilities	1,101,622	1,077,857

Commitments and contingencies (Note 16)
Minority interest	16,679	18,230
Redeemable common stock	21,831	14,645
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 1,000,000,000 shares authorized, 114,249,538 and 86,051,975 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively	1,143	860
Additional paid-in capital	996,861	751,582
Cumulative distributions and net losses	(58,795)	(43,917)
Other comprehensive loss	(1,470)	(2,085)

Total stockholders’ equity	937,739	706,440

Total liabilities and stockholders’ equity	$2,077,871	$1,817,172

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:

Rental income	$34,327	$6,635

Tenant reimbursements	9,844	1,261

Interest income from real estate loans receivable	12,003	747

Parking revenues and other operating income	593	340

Total revenues	56,767	8,983

Operating expenses:

Operating, maintenance, and management	8,132	1,271

Real estate taxes, property-related taxes, and insurance	5,882	1,202

Asset management fees to affiliate	2,777	572

General and administrative expenses	1,197	635

Depreciation and amortization	22,377	3,866

Total operating expenses	40,365	7,546

Operating income	16,402	1,437

Other income (expenses):

Interest expense	(15,849)	(3,453)

Interest income	812	383

Unrealized loss on derivative instruments	(169)	-

Total other income (expenses), net	(15,206)	(3,070)

Net income (loss) before minority interest and provision for income taxes	1,196	(1,633)

Minority interest in loss of consolidated entity	1,170	-

Net income (loss) before provision for income taxes	2,366	(1,633)

Provision for income taxes	(178)	-

Net income (loss)	$2,188	$(1,633)

Net income (loss) per common share, basic and diluted	$0.02	$(0.10)

Weighted-average number of common shares outstanding, basic and diluted	97,812,591	16,362,778

Distributions declared per common share	$0.17	$0.17

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2007 and Three Months Ended March 31, 2008 (unaudited)

(dollar amounts in thousands)

	Common Stock		Additional Paid-in Capital	Cumulative Distributions and Net Income (Losses)	Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amounts
Balance, December 31, 2006	11,309,222	$113	$97,400	$(3,857)	$-	$93,656
Comprehensive loss:
Net loss	-	-	-	(7,198)	-	(7,198)
Unrealized loss on marketable securities	-	-	-	-	(2,085)	(2,085)

Total comprehensive loss						(9,283)
Issuance of common stock	74,838,013	748	743,884	-	-	744,632
Redemptions of common stock	(95,260)	(1)	(951)	-	-	(952)
Additions to redeemable common stock	-	-	(14,276)	-	-	(14,276)
Distributions declared	-	-	-	(32,862)	-	(32,862)
Commissions and dealer manager fees	-	-	(66,961)	-	-	(66,961)
Other offering costs	-	-	(7,514)	-	-	(7,514)

Balance, December 31, 2007	86,051,975	860	751,582	(43,917)	(2,085)	706,440
Comprehensive income:
Net income	-	-	-	2,188	-	2,188
Unrealized loss on marketable securities	-	-	-	-	(320)	(320)
Unrealized gain on derivative instruments	-	-	-	-	935	935

Total comprehensive income						2,803
Issuance of common stock	28,337,352	284	281,334	-	-	281,618
Redemptions of common stock	(139,789)	(1)	(1,364)	-	-	(1,365)
Additions to redeemable common stock	-	-	(7,186)	-	-	(7,186)
Distributions declared	-	-	-	(17,066)	-	(17,066)
Commissions and dealer manager fees	-	-	(25,810)	-	-	(25,810)
Other offering costs	-	-	(1,695)	-	-	(1,695)

Balance, March 31, 2008	114,249,538	$1,143	$996,861	$(58,795)	$(1,470)	$937,739

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$2,188	$(1,633)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred rent	(1,507)	(188)
Depreciation and amortization	22,377	3,866
Amortization of discounts on real estate loans receivable	(3,742)	-
Amortization of investment in master lease	215	-
Amortization of notes receivable closing costs	447	-
Amortization of deferred financing costs	1,903	375
Amortization of above- and below-market leases, net	(1,822)	(182)
Amortization of discount in marketable securities	(2)	-
Amortization of cost of derivative instruments	346	-
Unrealized loss on derivative instruments	169	-
Minority interest in loss of consolidated entity	(1,170)	-
Changes in operating assets and liabilities:
Restricted cash for operational expenditures	349	-
Rents and other receivables	(4,775)	(587)
Prepaid and other assets	(2,066)	280
Accounts payable and accrued liabilities	(1,015)	2,374
Due to affiliates	-	572
Other liabilities	(2,436)	362

Net cash provided by operating activities	9,459	5,239

Cash Flows from Investing Activities:
Acquisitions of real estate	(45,754)	(145,133)
Additions to real estate	(3,362)	(1)
Investments in real estate loans receivable	(167,778)	(23,000)
Payments of real estate loans receivable closing costs	(1,208)	-
Advances on real estate loans receivable	(3,674)	(944)
Restricted cash for capital expenditures	595	-

Net cash used in investing activities	(221,181)	(169,078)

Cash Flows from Financing Activities:
Proceeds from notes payable	27,944	104,094
Payments on notes payable	(3,000)	(50,200)
Purchase of derivative instruments	(2,524)	-
Advances from affiliates	-	1,065
Payments of deferred financing costs	(392)	(1,309)
Proceeds from repurchase agreement	86,400	-
Payments on repurchase agreement	(88,500)	-
Minority interest distributions	(381)	-
Proceeds from issuance of common stock	281,618	123,152
Redemptions of redeemable common stock	(1,365)	-
Payments of commissions on stock sales and related dealer manager fees	(23,262)	(11,099)
Payments of other offering costs	(1,059)	(653)
Distributions paid	(15,605)	(2,195)

Net cash provided by financing activities	259,874	162,855

Net increase (decrease) in cash and cash equivalents	48,152	(984)
Cash and cash equivalents, beginning of period	67,337	48,754

Cash and cash equivalents, end of period	$115,489	$47,770

Supplemental Disclosure of Cash Flow Information:
Interest paid	$14,609	$2,828

Supplemental Disclosure of Non-Cash Transactions:
Commissions on stock sales and related dealer manager fees due to affiliates	$2,548	$-

Distributions payable	$1,461	$1,212

Above-market leases from purchases of real estate	$(2,520)	$(403)

Below-market leases from purchases of real estate	$2,823	$2,113

See accompanying notes.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008

(unaudited)

1.	ORGANIZATION

KBS Real Estate Investment Trust, Inc. (the “Company”) is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year that ended December 31, 2006. The Company was formed on June 13, 2005. Substantially all of the Company’s assets are held by, and the Company conducts substantially all of its operations through, KBS Limited Partnership (the “Operating Partnership”). The Company is the sole general partner of and directly owns a 99% partnership interest in the Operating Partnership. The Company’s wholly owned subsidiary, KBS REIT Holdings LLC (“KBS REIT Holdings”), owns the remaining 1% partnership interest in the Operating Partnership and is its sole limited partner.

The Company invests in a diverse portfolio of real estate assets. The primary types of properties the Company invests in include office, industrial, and retail properties located throughout the United States. All such real estate assets may be acquired directly by the Company or the Operating Partnership, though the Company may invest in other entities that make similar investments. The Company also invests in mezzanine loans and mortgage loans and intends to make investments in other real estate-related assets, including mortgage-backed securities and other structured finance investments. As of March 31, 2008, the Company owned 55 real estate properties, one master lease, 16 real estate loans receivable, and an investment in commercial mortgage-backed securities. The 55 real estate properties total approximately 18.6 million square feet, including properties held through a consolidated joint venture. The real estate portfolio includes 14 office buildings, one light industrial property, three corporate research buildings, one distribution facility, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/flex portfolio consisting of six buildings and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 15 years with respect to another industrial property. In addition, the Company owns four mezzanine real estate loans, two B-Notes, a partial ownership interest in three mezzanine real estate loans, a partial ownership interest in a senior mortgage loan, two loans representing senior subordinated debt of a private REIT and one first mortgage loan. The Company has also originated three secured loans and made an investment in commercial mortgage-backed securities. See Note 3, “Real Estate,” and Note 5, “Real Estate Loans Receivable.”

Subject to certain restrictions and limitations, the business of the Company is managed by KBS Capital Advisors LLC (the “Advisor”) pursuant to an Advisory Agreement with the Company (the “Advisory Agreement”) in effect through November 8, 2008. The Advisory Agreement may be renewed for an unlimited number of one-year periods upon the mutual consent of the Advisor and the Company. Either party may terminate the Advisory Agreement upon 60 days written notice. The Advisor owns 20,000 shares of the Company’s common stock.

On June 23, 2005, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 250,000 shares (the “Minimum Number of Shares”) and a maximum of 280,000,000 shares of common stock for sale to the public (the “Offering”), of which 80,000,000 shares are being offered pursuant to the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on January 13, 2006, and the Company launched the Offering on January 27, 2006, upon retaining KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Offering. The Dealer Manager is responsible for marketing the Company’s shares in the Offering. The Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate assets as described above. From commencement of the Offering through March 31, 2008, including shares sold through the Company’s dividend reinvestment plan, the Company had sold 114,464,587 shares in the Offering for gross offering proceeds of $1.14 billion. As of March 31, 2008, the Company had redeemed 235,049 of the shares sold in the Offering pursuant to its share redemption program for approximately $2.3 million.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company, KBS REIT Holdings, the Operating Partnership, their direct and indirect wholly owned subsidiaries, and joint ventures the Company controls or for which it is the primary beneficiary, as well as the related amounts of minority interest. All significant intercompany balances and transactions are eliminated in consolidation.

The Company evaluates the need to consolidate joint ventures based on standards set forth in Financial Accounting Standards Board (“FASB”) Financial Interpretation (“FIN”) No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”), and Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (“SOP 78-9”), as amended by Emerging Issues Task Force No. 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights. In accordance with these accounting standards, the Company consolidates joint ventures that it determines to be variable interest entities for which it is the primary beneficiary. The Company also consolidates joint ventures that are not determined to be variable interest entities, but for which it exercises control over major operating decisions through substantive participation rights, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing.

The consolidated financial statements are prepared in accordance with the rules and regulations of the SEC, including the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements have been condensed or omitted; although, management believes the disclosures are adequate to make the information presented not misleading. In the opinion of management, the consolidated financial statements for the unaudited interim periods presented include all adjustments (which are of a normal recurring nature) considered necessary to fairly present the results for those periods. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Real Estate Assets

Depreciation

Real estate costs related to the acquisition and improvement of properties are capitalized. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related lease

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Real Estate Purchase Price Allocation

In accordance with standards set forth in Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, the Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as a reduction or increase to rental income, respectively, over the remaining non-cancelable terms of the respective leases, which range from one month to 12 years.

The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The value of these intangible assets is classified as tenant origination and absorption costs and is amortized over the remaining non-cancelable terms of the respective leases. The Company includes the amortization of tenant origination and absorption costs as depreciation and amortization expense on the consolidated statement of operations. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

The Company also considers information obtained about each property as a result of its preacquisition due diligence, marketing, and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values, if any, based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

The Company amortizes the value of in-place leases to expense over the initial term of the respective leases, which range from one month to 12 years. Should a tenant terminate its lease, the unamortized portion of the in-place lease value would be charged to expense in that period.

Impairment of Real Estate Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company believed that it would not be able to recover the carrying value of the asset, the Company records an impairment loss to the extent that the carrying value exceeded the estimated fair value of the asset as defined by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. There were no impairment losses related to real estate assets recorded by the Company during the three months ended March 31, 2008 and 2007.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Real Estate Loans Receivable

The real estate loans receivable are recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, would be measured by comparing the recorded amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, the Company would record a reserve for loan losses through a charge to income for any shortfall. There were no impairment losses on real estate loans receivable recorded by the Company during the three months ended March 31, 2008 and 2007.

Cash and Cash Equivalents

The Company considers all short-term (with an original maturity of three months or less), highly liquid investments utilized as part of the Company’s cash-management activities to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

The Company’s account balance exceeds federally insurable limits as of March 31, 2008. The Company mitigates this risk by depositing funds with a major financial institution.

Restricted Cash

Restricted cash consists primarily of the following as of March 31, 2008 (in thousands):

Capital expenditure reserve accounts required by mortgage loans (1)	$1,388
Operational expenditure reserve accounts required by mortgage loans (1)	3,242
Separate cash accounts related to security deposits as required by certain lease agreements	2,000

Total restricted cash	$6,630

(1) The terms of several of the Company’s mortgage loans payable require the Company to deposit certain replacement and other reserves with its lenders. Such restricted cash is generally available only for property-level requirements for which the reserve was established and is not available to fund other property-level or Company-level obligations.

Marketable Securities

In accordance with the standards set forth in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its investments in marketable securities as available-for-sale since the Company may sell them prior to their maturity but does not hold them principally for the purpose of making frequent investments and sales with the objective of generating profits on short-term differences in price. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis.

The Company monitors its available-for-sale securities for impairments. A loss is recognized when the Company determines that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent changes in such ratings.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

The Company accounts for its commercial mortgage-backed securities (“CMBS”) in accordance with the Emerging Issues Task Force 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (“EITF 99-20”). Under EITF 99-20, the Company evaluates whether there is other-than-temporary impairment by discounting projected cash flows using credit, prepayment and other assumptions compared to prior period projections. If the discounted projected cash flows have decreased due to a change in the credit, prepayment and other assumptions, then the CMBS must be written down to fair value if the fair value is below the amortized cost basis. This will create a new carrying basis for the CMBS and a revised yield will be calculated based on the future estimated cash flows for purposes of revenue recognition. If there have been no changes to the Company’s assumptions and the change in value is solely due to interest rate changes, the Company does not recognize an impairment of its CMBS investments in its consolidated statements of operations. It is difficult to predict the timing or magnitude of these other-than-temporary impairments and significant judgments, including, but not limited to, assumptions regarding estimated prepayments, loss assumptions, and assumptions with respect to changes in interest rates, are required in determining impairment. As a result, actual impairment losses could materially differ from these estimates.

Unamortized premiums and discounts on securities available-for-sale are recognized in interest income over the contractual life, adjusted for actual prepayments, of the securities using the effective interest method.

Rents and Other Receivables

The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. In addition, the Company maintains an allowance for deferred rent receivable that arises from the straight-lining of rents. The Company exercises judgment in establishing these allowances and considers payment history and current credit status of its tenants in developing these estimates.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees and other third party costs associated with obtaining commitments for financing, which result in a closing of such financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Redeemable Common Stock

The Company has adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances.

There are several limitations on the Company’s ability to redeem shares under the program:

•

Unless the shares are being redeemed in connection with a stockholder’s death or “qualifying disability” (as defined under the program), the Company may not redeem shares until they have been outstanding for one year.

•

The share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•

The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

As the use of the proceeds from the dividend reinvestment plan for redemptions is outside the Company’s control, they are considered to be temporary equity under Accounting Series Release No. 268, Presentation in Financial Statements of Redeemable Preferred Stock.

The Company has adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), which requires, among other things, that financial instruments that represent a mandatory obligation of the Company to repurchase shares be classified as liabilities and reported at settlement value. The Company’s redeemable common shares are contingently redeemable at the option of the holder. As such, SFAS 150 is not applicable until such shares are tendered for redemption by the holder, at which time the Company will reclassify such obligations from mezzanine equity to a liability based upon their respective settlement values.

During the three months ended March 31, 2008, the Company redeemed shares pursuant to its share redemption program as follows:

Month	Total Number of Shares Redeemed (1)	Average Price Paid Per Share (2)	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
January 2008	101,024	$9.85	(3)
February 2008	21,619	$9.55	(3)
March 2008	17,146	$9.54	(3)

Total	139,789

(1) The Company announced commencement of the program on April 6, 2006 and amendments to the program on August 16, 2006 (which amendment became effective on December 14, 2006) and August 1, 2007 (which amendment became effective on September 13, 2007).

(2) Pursuant to the amendment to the program adopted by the board of directors on July 6, 2007 and that became effective on September 13, 2007, the Company currently redeems shares as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from the Company for stockholders who have held their shares for at least four years.

Notwithstanding the above, once the Company establishes a net asset value per share of common stock, the redemption price per share for all stockholders will be equal to the net asset value per share, as estimated by the Advisor or another firm chosen for that purpose. The Company expects to establish a net asset value per share beginning three years after the completion of its offering stage. The Company will consider its offering stage complete when it is no longer publicly offering equity securities and has not done so for one year. Until the Company establishes a net asset value per share, the redemption price for shares being redeemed upon a stockholder’s death or qualifying disability will be the amount paid to acquire the shares from the Company.

(3) The Company limits the dollar value of shares that may be redeemed under the program as described above.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Organization, Offering, and Related Costs

Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. These other organization and offering costs include all expenses to be paid by the Company in connection with the Offering, including but not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) charges of the escrow holder; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials; (v) the cost of educational conferences held by the Company (including the travel, meal, and lodging costs of registered representatives of broker-dealers); and (vi) reimbursement to the Dealer Manager for travel, meals, lodging and attendance fees incurred by employees of the Dealer Manager to attend retail seminars conducted by broker-dealers. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs incurred by the Company in the Offering exceed 15% of gross offering proceeds.

As a result, these costs are only a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 15% of the gross proceeds of the Offering. Through March 31, 2008, including shares sold through the Company’s dividend reinvestment plan, the Company had sold 114,464,587 shares for gross offering proceeds of $1.14 billion and recorded organization and offering costs of $13.7 million and selling commissions and dealer manager fees of $103.0 million. Organization costs are expensed as incurred, and offering costs, which include selling commissions and dealer manager fees, are charged to stockholders’ equity as such amounts are reimbursed from the gross proceeds of the Offering.

Revenue Recognition

The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease, and amounts expected to be received in later years are recorded as deferred rents. The Company records as tenant reimbursements revenue property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

The Company makes estimates of the collectibility of its tenant receivables related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on the Company’s net income because a higher bad debt reserve results in less net income.

The Company recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate (“SFAS 66”). The specific timing of a sale is measured against various criteria in SFAS 66 related to the terms of the transaction and any continuing involvement associated with the property. If the criteria for profit recognition under the full-accrual method are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the percentage-of-completion, reduced profit, deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Interest income from loans receivable is recognized based on the contractual terms of the related debt instrument. Fees related to buydowns of interest rates are deferred as prepaid interest income and amortized over the term of the loans as an adjustment to interest income using the effective interest method. Closing costs and discounts received related to the purchase of loans receivable are amortized over the term of the loans and accreted as an adjustment against interest income using the effective interest method.

General and Administrative Expenses

General and administrative expenses totaled $1.2 million for the three months ended March 31, 2008, and consisted primarily of legal, audit and other professional fees. In addition, asset management fees to affiliates totaled $2.8 million for the three months ended March 31, 2008. To the extent included in the definition of total operating expenses (as set forth in Note 13), general and administrative expenses, including asset management fees due to affiliates, are an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor (as discussed in Note 13). Pursuant to the operating expense reimbursement obligation, the Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income, unless the conflicts committee of the Company’s board of directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company’s total operating expenses were not in excess of the operating expense reimbursement obligation for the four trailing fiscal quarters ending March 31, 2008 or 2007. See Note 13, “Related Party Transactions – Due to Affiliates.”

Independent Director Compensation

The Company pays each of its independent directors an annual retainer of $25,000. In addition, the independent directors are paid for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,000 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $1,000 for each teleconference board meeting attended, and (iv) $1,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). All directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. For the three months ended March 31, 2008, the Company incurred independent director fees of $57,246, which are included in general and administrative expenses in the accompanying financial statements. At March 31, 2008, all independent directors fees incurred were paid. Director compensation is an operating expense of the Company that is subject to the operating expense reimbursement obligation of the Advisor discussed in Note 13.

Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with its taxable year ended December 31, 2006. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. The Company adopted FIN 48 on January 1, 2007. The Company’s policy is to classify interest related to the underpayment of income taxes as a component of interest expense and penalties related to the underpayment of income taxes as a component of general and administrative expenses. Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements, nor has the Company or its subsidiaries been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluation was performed for the tax year ending December 31, 2006, the only tax year which remains subject to examination by major tax jurisdictions as of March 31, 2008.

Per Share Data

Income (loss) per basic share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted income (loss) per share of common stock equals basic income (loss) per share of common stock as there were no potentially dilutive shares of common stock outstanding during the three months ended March 31, 2008 and 2007, respectively.

Distributions declared per common share assumes the share was issued and outstanding each day during the three months ended March 31, 2008 and 2007, respectively, and are based on a daily distribution for the periods of $0.0019178 per share per day. Each day during the periods from January 1, 2007 through March 31, 2007 and January 1, 2008 through March 31, 2008 was a record date for distributions.

Industry Segments

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public entities report information about operating segments in their financial statements. The Company acquires and operates commercial properties and invests in real estate-related assets, including real estate loans, and as a result, the Company operates in two business segments. For financial data by segment, see Note 15, “Segment Information.”

Derivative Instruments

In the normal course of business, the Company uses certain types of derivative instruments for the purpose of managing or hedging interest rate risks. The Company has entered into various interest rate cap and floor agreements to hedge its exposure to changing interest rates on variable-rate debt instruments, including certain of the Company’s real estate loans receivable and notes payable. The Company accounts for these derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The change in fair value of the effective portion of a derivative instrument that is designated as a hedge is recorded as other comprehensive income (loss) in the accompanying consolidated statement of stockholders’ equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria of SFAS 133 are recorded as gain (loss) on derivative instruments in the accompanying consolidated statements of operations. Net amounts received or paid under the derivative instruments are recorded as adjustments to interest income or expense as incurred.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value and establishes a framework for measuring fair value under GAAP. The Company adopted SFAS 157 on January 1, 2008. However, in February 2008, FASB issued FSP SFAS No. 157-2, Effective date of FASB Statement No. 157 (“FSP SFAS 157-2”). FSP SFAS 157-2 delays the effective date of SFAS 157 by one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. FSP SFAS 157-2 is effective in fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of SFAS 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The Company does not believe the adoption of FSP SFAS 157-2 for its non financial assets and liabilities, effective January 1, 2009, will have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. On January 1, 2008, the Company did not elect to apply the fair value option to any specific assets or liabilities.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141R”), which replaces FASB Statement No. 141, Business Combinations (“SFAS 141”). SFAS 141R expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. SFAS 141R also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, SFAS 141R requires that acquisition costs generally be expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact that SFAS 141R will have on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. In addition, SFAS 160 provides reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating the impact that SFAS 160 will have on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company is currently evaluating the impact that SFAS 160 will have on its financial statements.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

3.	REAL ESTATE

As of March 31, 2008, the Company’s real estate portfolio (including properties held through a consolidated joint venture) was comprised of approximately 18.6 million rentable square feet and was 95% leased. The properties are located in 21 states and include office and industrial properties. The following table provides summary information regarding the properties owned by the Company as of March 31, 2008 (in thousands):

Asset Name	Acquisition Date	City	State	Total Cost	Accumulated Depreciation and Amortization	Real Estate, Net

Properties Held Through Wholly Owned Subsidiaries

Opus National Industrial Portfolio
Cardinal Health	07/07	Champlin	MN	$13,307	$(275)	$13,032
Cedar Bluffs Business Center	07/07	Eagan	MN	6,627	(190)	6,437
Crystal Park II-Buildings D & E	07/07	Round Rock	TX	20,636	(751)	19,885
Corporate Express	07/07	Arlington	TX	9,324	(211)	9,113
Park 75-Dell	07/07	West Chester	OH	18,692	(432)	18,260
Plainfield Business Center	07/07	Plainfield	IN	17,359	(551)	16,808
Hartman Business Center One	07/07	Austell	GA	16,821	(395)	16,426
Rickenbacker IV-Medline	07/07	Groveport	OH	16,908	(524)	16,384
Advo-Valassis Building	07/07	Van Buren	MI	9,023	(196)	8,827

				128,697	(3,525)	125,172

Nashville Flex Portfolio
Royal Parkway Center I & II	11/07	Nashville	TN	13,209	(269)	12,940
Greenbriar Business Park	11/07	Nashville	TN	17,036	(494)	16,542
Cumberland Business Center	11/07	Nashville	TN	10,717	(221)	10,496
Riverview Business Center I & II	11/07	Nashville	TN	13,899	(888)	13,011

				54,861	(1,872)	52,989

Sabal Pavilion Building	07/06	Tampa	FL	26,026	(2,661)	23,365
Plaza in Clayton	09/06	Saint Louis	MO	94,556	(7,241)	87,315
Southpark Commerce Center II Buildings	11/06	Austin	TX	30,427	(2,584)	27,843
825 University Avenue Building	12/06	Norwood	MA	31,249	(1,697)	29,552
Midland Industrial Buildings	12/06	McDonough	GA	35,618	(1,392)	34,226
Crescent Green Buildings	01/07	Cary	NC	48,771	(3,359)	45,412
625 Second Street Building	01/07	San Francisco	CA	52,010	(2,794)	49,216
Sabal VI Building	03/07	Tampa	FL	17,592	(867)	16,725
The Offices at Kensington	03/07	Sugar Land	TX	29,556	(1,463)	28,093
Royal Ridge Building	06/07	Alpharetta	GA	36,685	(1,318)	35,367
9815 Goethe Road Building	06/07	Sacramento	CA	17,242	(595)	16,647
Bridgeway Technology Center	06/07	Newark	CA	46,052	(1,622)	44,430
Plano Corporate Center I & II	08/07	Plano	TX	51,191	(1,598)	49,593
2200 West Loop South Building	09/07	Houston	TX	39,324	(903)	38,421
ADP Plaza	11/07	Portland	OR	33,855	(784)	33,071
Patrick Henry Corporate Center	11/07	Newport News	VA	18,951	(514)	18,437
Woodfield Preserve Office Center	11/07	Schaumburg	IL	128,731	(3,699)	125,032
South Towne Corporate Center I and II	11/07	Sandy	UT	50,629	(1,255)	49,374
Rivertech I and II	02/08	Billerica	MA	46,043	(254)	45,789

Total Properties Held Through Wholly Owned Subsidiaries				1,018,066	(41,997)	976,069

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Asset Name	Acquisition Date	City	State	Total Cost	Accumulated Depreciation and Amortization	Real Estate, Net

Properties Held Through Consolidated Joint Venture

National Industrial Portfolio
9410 Heinz Way	08/07	Commerce City	CO	10,680	(242)	10,438
74 Griffin Street South	08/07	Bloomfield	CT	23,000	(1,936)	21,064
85 Moosup Pond Road	08/07	Plainfield	CT	25,854	(997)	24,857
555 Taylor Road	08/07	Enfield	CT	82,806	(4,649)	78,157
15 & 30 Independence Drive	08/07	Devens	MA	32,588	(583)	32,005
50 Independence Drive	08/07	Devens	MA	14,699	(388)	14,311
1040 Sheridan	08/07	Chicopee	MA	4,140	(159)	3,981
1045 Sheridan	08/07	Chicopee	MA	3,694	(189)	3,505
151 Suffolk Lane	08/07	Gardner	MA	3,674	(184)	3,490
1111 Southampton Road	08/07	Westfield	MA	30,222	(1,783)	28,439
100 & 111 Adams Road	08/07	Clinton	MA	40,828	(1,694)	39,134
100 Simplex Drive	08/07	Westminster	MA	25,326	(2,032)	23,294
495-515 Woburn	08/07	Tewksbury	MA	69,339	(2,618)	66,721
480 Sprague Street	08/07	Dedham	MA	15,402	(740)	14,662
625 University Avenue (1)	08/07	Norwood	MA	1,460	(275)	1,185
57-59 Daniel Webster Highway	08/07	Merrimack	NH	24,268	(1,309)	22,959
133 Jackson Avenue	08/07	Ellicott	NY	10,325	(240)	10,085
1200 State Fair Boulevard	08/07	Geddes	NY	17,509	(358)	17,151
3407 Walters Road	08/07	Van Buren	NY	9,357	(194)	9,163
851 Beaver Drive	08/07	Du Bois	PA	7,388	(149)	7,239
Shaffer Road and Route 255	08/07	Du Bois	PA	11,222	(255)	10,967
9700 West Gulf Bank Road	08/07	Houston	TX	12,810	(1,900)	10,910
1000 East I-20	08/07	Abilene	TX	9,705	(203)	9,502
2200 South Business 45	08/07	Corsicana	TX	40,663	(2,757)	37,906

Total Properties Held Through Consolidated Joint Venture				526,959	(25,834)	501,125

Total Real Estate				$1,545,025	$(67,831)	$1,477,194

(1) The joint venture purchased the rights to a master lease with a remaining term of 15 years with respect to this property as part of the National Industrial Portfolio acquisition.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Real estate consists of the following (in thousands):

	March 31, 2008	December 31, 2007
Land	$190,705	$186,773
Buildings	1,137,271	1,104,422
Building improvements	2,617	2,202
Tenant improvements	61,695	53,855
Tenant origination and absorption	152,737	148,354

Real estate at cost	1,545,025	1,495,606
Accumulated depreciation and amortization	(67,831)	(45,454)

Total real estate, net	$1,477,194	$1,450,152

Real Estate Acquisitions During the Three Months Ended March 31, 2008

During the three months ended March 31, 2008, the Company acquired one corporate research and development office property described below.

Acquisition and Related Financing of Rivertech I and II

On February 20, 2008, the Company, through an indirect wholly owned subsidiary, purchased two two-story research and development office buildings containing 285,772 rentable square feet (“Rivertech I and II”) from an unaffiliated seller. Rivertech I and II is located on a 24.9-acre parcel of land at 129 Concord Road in Billerica, Massachusetts. The purchase price of Rivertech I and II was $45.2 million plus closing costs.

The transaction also includes the acquisition of 5.72 acres of land and a building containing approximately 60,000 rentable square feet (“Rivertech III”) located at 129 Concord Road in Billerica, Massachusetts. Rivertech III is subject to a ground lease with nominal prepaid rent through September 2097. As a result, the Company will receive no material economic benefit from the Rivertech III ground lease. The Company is responsible for maintenance of all access ways and utility lines within Rivertech Park, which includes Rivertech III. Rivertech III is responsible for its pro-rata share of these common area expenses.

Operating Leases

Substantially all of the Company’s real estate assets are leased to tenants under operating leases for which the terms and expirations vary. As of March 31, 2008, the leases have remaining terms of up to 12 years and may have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a tenant’s receivable exceeds the amount of its security deposit. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

As of March 31, 2008, the future minimum rental income from the Company’s properties under non-cancelable operating leases is as follows (in thousands):

April 1, 2008 through December 31, 2008	$94,117
2009	118,197
2010	92,210
2011	72,423
2012	57,058
Thereafter	147,017

$581,022

For the three months ended March 31, 2008, the Company earned approximately 9% of its rental income from 16 tenants in the financial services industry. Further, for the three months ended March 31, 2008, the Company earned approximately 6% of its rental income from one tenant in the retail-home improvements industry. The weighted-average remaining lease term for this tenant’s five leases with the Company is approximately two years.

4.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS, AND BELOW-MARKET LEASE LIABILITIES

As of March 31, 2008 and December 31, 2007, the Company’s tenant origination and absorption costs, above-market lease assets, and below-market lease liabilities are as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007
Cost	$152,737	$148,354	$25,908	$23,388	$44,680	$41,857
Accumulated Amortization	(35,973)	(24,025)	(3,317)	(2,043)	(9,329)	(6,233)

Net Amount	$116,764	$124,329	$22,591	$21,345	$35,351	$35,624

Amortization	$11,948	$22,928	$1,274	$1,977	$3,096	$5,975

The remaining unamortized balance for these intangible assets as of March 31, 2008 will be amortized as follows (in thousands):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
2008	$28,899	$3,962	$7,394
2009	31,070	5,167	8,854
2010	18,489	4,706	5,597
2011	11,525	2,949	4,050
2012	8,442	2,583	5,276
Thereafter	18,339	3,224	4,180

	$116,764	$22,591	$35,351

Weighted-Average Amortization Period	5.04 years	5.32 years	5.53 years

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

5.	REAL ESTATE LOANS RECEIVABLE

As of March 31, 2008 and December 31, 2007, the Company, through wholly owned subsidiaries, had invested in real estate loans receivable as follows (in thousands):

Property Name Location of Property	Property Type	Loan Type	Face Value (1)	Book Value as of 3/31/08	Book Value as of 12/31/07	Index and Margin	Interest Rate at 3/31/2008	Maturity Date
First Tribeca Mezzanine Loan	Multi Family
New York, New York	Residential	Mezzanine	$15,896	$15,896	$15,896	30-day LIBOR + 8.50%	12.24%	5/01/2008	(2)
Second Tribeca Mezzanine Loan	Multi Family
New York, New York (3)	Residential	Mezzanine	31,224	31,967	31,224	Fixed rate of 25.0%	25.00%	5/01/2008	(2)
Tribeca Senior Mortgage Participation	Multi Family
New York, New York	Residential	Mortgage	25,812	25,812	25,593	30-day LIBOR + 3.00%	6.44%	5/01/2008	(2)
Sandmar Mezzanine Loan
Southeast retail portfolio	Retail	Mezzanine	8,000	8,000	8,000	Fixed rate of 12.0%	12.00%	1/01/2017
Park Central Mezzanine Loan
New York, New York	Hotel	Mezzanine	15,000	15,000	15,000	30-day LIBOR + 4.48%	8.13%	11/09/2008
200 Professional Drive Loan Origination
Gaithersburg, Maryland (4)	Office	Mortgage	10,543	8,021	7,681	30-day LIBOR + 3.00%	8.00%	7/31/2009
Lawrence Village Plaza Loan Origination
New Castle, Pennsylvania (5)	Retail	Mortgage	8,278	6,221	6,170	30-day LIBOR + 2.50%	7.50%	9/01/2010
11 South LaSalle Loan Origination
Chicago, Illinois (6)	Office	Mortgage	43,300	25,807	23,486	30-day LIBOR + 2.95%	7.95%	9/01/2010
San Diego Office Portfolio B-Note
San Diego, CA (7)	Office	B-Note	20,000	13,552	13,460	Fixed rate of 5.775%	5.775%	10/11/2017
Petra Subordinated Debt Tranche A	Various	Subordinated	25,000	25,000	25,000	Fixed rate of 11.5%	11.50%	4/27/2009
Petra Subordinated Debt Tranche B	Various	Subordinated	25,000	25,000	25,000	Fixed rate of 11.5%	11.50%	10/26/2009
4929 Wilshire B-Note
Los Angeles, CA (7)	Office	B-Note	4,000	2,571	2,548	Fixed rate of 6.05%	6.05%	7/11/2017
Artisan Multifamily Portfolio Mezzanine Loan	Multi Family
Las Vegas, Nevada (7)	Residential	Mezzanine	20,000	16,379	15,850	30-day LIBOR + 2.50%	6.11%	8/09/2009
Arden Portfolio M3 Mezzanine Loan
Southern California (7)	Office	Mezzanine	75,000	60,910	-	30-day LIBOR + 5.25%	8.63%	8/09/2009
Arden Portfolio M2 Mezzanine Loan
Southern California (7)	Office	Mezzanine	100,000	84,269	-	30-day LIBOR + 3.50%	6.88%	8/09/2009
San Antonio Business Park Mortgage Loan
San Antonio, Texas (7)	Office	Mortgage	30,600	23,779	-	Fixed rate of 6.54%	6.54%	11/11/2017

			$457,653	$388,184	$214,908

(1) “Face Value” refers to the amount of the loan or loan tranche stated on the debt instrument. Face Value does not necessarily equal the amount the Company paid to acquire or originate the loan, as loans may be purchased at a discount to face value.

(2) On April 30, 2008, the Company entered into loan modification agreements with the borrower, subject to certain terms, debt covenants, and loan extension fees, to extend the maturity dates of the loans to November 1, 2008. Pursuant to the loan modification agreements, the loan extension fees will be pro-rated over the six-month extension period. Payment of the loan extension fees will be based upon available cash flow and amounts due to us will be placed in an escrow account and released upon full repayment of the senior mortgage loans and the senior mezzanine loan. In addition, the loan modification agreements, among other things, revise the “waterfall” structure to fund payment of debt service on all of the loans prior to principal payments on all of the loans.

(3) On February 1, 2008, the Company made a protective advance of $742,775 to cover debt services on the Tribeca Senior Mortgages.

(4) As of March 31, 2008, the Company may be obligated to fund up to an additional $2.5 million, subject to satisfaction of certain conditions by the borrower.

(5) As of March 31, 2008, the Company may be obligated to fund up to an additional $2.1 million, subject to satisfaction of certain conditions by the borrower.

(6) As of March 31, 2008, the Company may be obligated to fund up to an additional $17.5 million, subject to satisfaction of certain conditions by the borrower.

(7) As of March 31, 2008, the real estate loan receivable has been fully drawn. However, this loan was purchased at a discount. The discounts are being amortized over the term of the loan.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

The following summarizes the activity related to real estate loans receivable for the three months ended March 31, 2008 (in thousands):

Real estate loans receivable - December 31, 2007	$214,908
Purchases of real estate loans receivable	205,600
Advances under real estate loans receivable	3,674
Discount on purchase of real estate loans receivable	(39,740)
Amortization of discount on purchase of real estate loans receivable	3,742

Real estate loans receivable - March 31, 2008	$388,184

During the three months ended March 31, 2008, the Company earned $8.9 million in interest income from its interests in real estate loans, of which $2.6 million was receivable at March 31, 2008. During the three months ended March 31, 2008, the Company also amortized as an increase to interest income the buydown of interest rates of $131,435. The Company amortized, as an offset against interest income, $447,390 of closing costs related to the purchase of these real estate loans for the three months ended March 31, 2008. During the three months ended March 31, 2008, the Company also amortized, as an increase to interest income, a loan purchase discount of $3.7 million.

The following is a schedule of maturities for all real estate loans receivable for the years ending December 31, (in thousands):

April 1, 2008 Through December 31, 2008	$88,675
2009	219,579
2010	32,028
2011	-
2012	-
Thereafter	47,902

$388,184

Real Estate-Related Investments

Investment in Arden Portfolio Mezzanine Loans

On January 30, 2008, the Company purchased, through indirect wholly owned subsidiaries, participation interests in two mezzanine loans with an aggregate face amount of $175.0 million (collectively, the “Arden Portfolio Mezzanine Loans”) from an unaffiliated lender. The purchase price of the Arden Portfolio Mezzanine Loans was approximately $144.0 million plus closing costs.

The acquisition was initially funded with proceeds from the Offering and with $86.4 million of financing proceeds from two repurchase agreements entered into with an unaffiliated lender. On March 19, 2008, the Company repaid all amounts outstanding under the repurchase agreements with additional proceeds from the Offering.

The Arden Portfolio Mezzanine Loans, along with $860.0 million of mortgage loans and $475.0 million of additional mezzanine loans, were used to fund the acquisition of 33 multi-tenant office properties totaling 4.55 million square feet of rentable area in 60 buildings, located throughout Southern California, specifically in Los Angeles County (21 properties), Ventura County (five properties), Orange County (two properties) and San Diego (five properties) (the “Arden Portfolio”). The borrowers under the Arden Portfolio Mezzanine Loans are not affiliated with the Company or the Advisor.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

There are four mezzanine loans on the Arden Portfolio totaling $650.0 million in the aggregate (in order of the seniority of their interests in the Arden Portfolio): First Mezzanine Loan, $200.0 million (“M1 Mezzanine Loan”); Second Mezzanine Loan, $200.0 million (“M2 Mezzanine Loan”); Third Mezzanine Loan, $150.0 million (“M3 Mezzanine Loan”); and Fourth Mezzanine Loan, $100.0 million (“M4 Mezzanine Loan”).

The Company purchased a 50% junior participation interest in the M2 Mezzanine Loan in the amount of $100.0 million for a purchase price of approximately $83.7 million plus closing costs and a 50% senior participation interest in the M3 Mezzanine Loan in the amount of $75.0 million for a purchase price of approximately $60.3 million plus closing costs. In addition, the seller paid for approximately $1.9 million of the cost of the floor agreements on the M2 and M3 Mezzanine Loans, which was treated as a discount on the loans.

Both the M2 Mezzanine Loan and the M3 Mezzanine Loan have initial maturity dates of August 2009 with three one-year extension options. The extension options are subject to certain requirements with respect to debt yield, the debt-service coverage ratio and the borrower’s ability to obtain an interest rate cap agreement, as well as the payment of a fee in connection with the exercise of the second and third extension options.

The M2 Mezzanine Loan and the M3 Mezzanine Loan bear interest at a floating rate of one-month LIBOR plus 350 basis points and 525 basis points, respectively. In connection with the Company’s acquisition of participation interests in the loans, the Company entered into interest rate floor agreements with an unaffiliated lender that are effective through August 9, 2009. These interest rate floor agreements provide for payments to the Company to the extent that the LIBOR rate under the M2 Mezzanine Loan and M3 Mezzanine Loan falls below 4.5%.

Pursuant to an intercreditor agreement, the Company’s right to payment as the owner of participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan is subordinate to the right to payment of the lenders under mortgage loans totaling $860.0 million (including a future funding obligation) made to the 33 limited liability companies that directly hold title to the 33 office properties in the Arden Portfolio. The Company’s interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan are also subordinate to the $200.0 million M1 Mezzanine Loan as well as the $100.0 million senior position of the M2 Mezzanine Loan. The intercreditor agreement provides that in the event of a default under the mortgage loans or the mezzanine loans related to the Arden Portfolio, the junior most lender has the opportunity to cure a default on the respective loan to protect such junior lender’s interest. If the junior most lender does not exercise its right to cure the loan, the next most junior lender has the right to cure the loan that is in default. Each junior lender has a cure right. If none of the junior lenders exercise their right to cure a loan, the senior lender with respect to the loan in default may foreclose on the collateral.

The Company acquired its participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan through Cayman Islands subsidiaries owned by a Cayman Islands taxable REIT subsidiary, or TRS. Neither the TRS nor its Cayman Islands subsidiaries are expected to incur any significant U.S. or foreign income or withholding tax in respect of any investment in the participation interests in the M2 Mezzanine Loan and the M3 Mezzanine Loan. The Company believes its income from the TRS will constitute qualifying REIT income, but there can be no assurance in this regard.

Investment in Mortgage Loan

Investment in the San Antonio Business Park Mortgage Loan

On March 28, 2008, the Company purchased, through an indirect wholly owned subsidiary, a first mortgage loan secured by the San Antonio Business Park (the “San Antonio Business Park Mortgage Loan”) from an unaffiliated seller. The San Antonio Business Park consists of two office-flex properties containing 411,959 square feet in San Antonio, Texas. The purchase price of the loan was approximately $23.8 million plus closing costs. The San Antonio Business Park Mortgage Loan matures on November 11, 2017 and bears interest at a fixed rate of 6.54% per annum through November 11, 2010, and a fixed rate of 6.94% per annum thereafter. The Company funded the investment with proceeds from the Offering.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

6.	MARKETABLE SECURITIES

On April 19, 2007, the Company purchased CMBS with a face amount of approximately $17.8 million at an $88,849 discount. These securities have a coupon rate of 30-day LIBOR plus 2.30%. As of March 31, 2008, the amortized cost of this investment and the fair value of this investment were approximately $17.7 million and $15.3 million, respectively. The Company recognized an unrealized loss of approximately $0.3 million related to this investment for the three months ended March 31, 2008, which is included in other comprehensive income (loss) on the accompanying consolidated balance sheet as of March 31, 2008. The unrealized loss as of March 31, 2008 was deemed to be a temporary impairment based upon (i) the length of time and the extent to which the fair value has been less than cost, (ii) an analysis of the anticipated future cash flow from the underlying collateral and (iii) the Company’s ability and intent to retain the investment for a period of time sufficient to allow for the recovery in the fair value. The Company determined that these gross unrealized losses resulted from volatility in interest rates, widening of credit spreads and other qualitative factors relating to macro-credit conditions in the mortgage market. Additionally, as of March 31, 2008, management determined that the subordinate CMBS tranches below the Company’s CMBS investment adequately protect the Company’s ability to recover the investment and that the Company’s estimates of anticipated future cash flows from the CMBS investment have not been adversely impacted by the deterioration in the creditworthiness of the specific CMBS issuers.

The following table shows fair value and gross unrealized losses of the Company’s marketable securities that are deemed temporary impairments and the length of time that the securities have been in a continuous unrealized loss position at March 31, 2008.

	Holding Period of Gross Unrealized Losses of Marketable Securities
	(in thousands)
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Commercial mortgage-backed securities	$15,282	$(2,405)	$-	$-	$15,282	$(2,405)

7.	RENTS AND OTHER RECEIVABLES

Rents and other receivables consist of the following (in thousands):

	March 31, 2008	December 31, 2007
Subscriptions receivable	$6,002	$3,704
Tenant receivables, net of allowance for doubtful accounts of $304 and $234 as of March 31, 2008 and December 31, 2007, respectively	4,315	2,687
Deferred rent	3,944	2,437
Interest receivable on real estate loans receivable	2,599	1,631
Interest receivable on cash and cash equivalents	53	79
Interest receivable on marketable securities	-	93

	$16,913	$10,631

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

8.	DEFERRED FINANCING COSTS AND PREPAID AND OTHER ASSETS

Deferred financing costs and prepaid and other assets consist of the following (in thousands):

	March 31, 2008	December 31, 2007
Investment in master lease, net of accumulated amortization of $536 and $321 as of March 31, 2008 and December 31, 2007, respectively	$12,825	$13,040
Deferred financing costs, net of accumulated amortization of $5,015 and $3,112 as of March 31, 2008 and December 31, 2007, respectively	9,193	10,704
Derivative instruments at fair value, net loss of $1,104 and $1,524 as of March 31, 2008 and December 31, 2007, respectively	5,172	310
Prepaid insurance	2,621	1,428
Closing costs on loans receivable, net of accumulated amortization of $1,329 and $882 as of March 31, 2008 and December 31, 2007, respectively	2,544	1,783
Escrow deposits for future real estate purchases	170	1,000
Other assets and prepaid expenses	3,063	1,360

	$35,588	$29,625

Derivative Instruments

The following table summarizes the notional and fair value of the Company’s derivative financial instruments at March 31, 2008. The notional value is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (in thousands):

	Notional Value	Interest Rate	Effective Date	Maturity Date	Fair Value
Interest Rate Cap (1)	$405,000	5.75%	8/08/2007	8/15/2010	$141
Interest Rate Cap (1)	46,000	6.00%	8/08/2007	8/15/2009	-
Interest Rate Floor (2)	83,721	4.50%	1/30/2008	8/09/2009	2,634
Interest Rate Floor (2)	60,279	4.50%	1/30/2008	8/09/2009	1,896
Interest Rate Floor (2)	15,850	4.50%	3/09/2008	8/09/2009	501

	$610,850				$5,172

(1) The Company has not designated either of these contracts as cash flow hedges for accounting purposes. The interest rate caps have been recorded at their estimated fair value in the accompanying consolidated balance sheet as of March 31, 2008. The loss resulting from the decrease in fair value of the interest rate caps for the three months ended March 31, 2008 of approximately $169,000 is reflected on the consolidated statements of operations as an unrealized loss on derivative instruments. The Company marks the interest rate cap agreements to their estimated fair values as of each balance sheet date and the changes in fair value will be reflected in the consolidated statement of operations.

(2) During the three-months ended March 31, 2008, the Company entered into three interest rate floor agreements and has designated each of these agreements as cash flow hedges. The interest rate floor agreements have been recorded at their estimated fair value in the accompanying consolidated balance sheet as of March 31, 2008. Changes in the fair value of the effective portion of the interest rate floor agreements that are designated as a hedge are recorded as other comprehensive income (loss) in the accompanying consolidated statement of stockholders’ equity. Other comprehensive income as of March 31, 2008 relating to the fair value adjustments of the three interest rate floor agreements amounted to approximately $935,000. During the three months ended March 31, 2008, the Company also amortized, as an offset to interest income, the cost of the interest rate floor agreement of $347,000.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

9.	NOTES PAYABLE

Notes payable, all of which are interest-only loans during the term with principal payable upon maturity, consist of the following as of March 31, 2008 (in thousands):

	Principal as of 3/31/08	Principal as of 12/31/07	Effective Interest Rate (1)	Fixed/Variable Interest Rate	Maturity (2)
Sabal Pavilion Building - Mortgage Loan	$14,700	$14,700	6.3800%	Fixed	August 1, 2036

Plaza in Clayton - Mortgage Loan	62,200	62,200	5.8990%	Fixed	October 6, 2016

Southpark Commerce Center II Buildings - Mortgage Loan	18,000	18,000	5.6725%	Fixed	December 6, 2016

825 University Avenue Building - Mortgage Loan	19,000	19,000	5.5910%	Fixed	December 6, 2013

Midland Industrial Buildings - Mortgage Loan	24,050	24,050	5.7550%	Fixed	January 6, 2011

Crescent Green Building - Mortgage Loan	32,400	32,400	5.1800%	Fixed	February 1, 2012

625 Second Street Building - Mortgage Loan	33,700	33,700	5.8500%	Fixed	February 1, 2014

Sabal VI Building - Mortgage Loan	11,040	11,040	5.1400%	Fixed	October 1, 2011
Sabal VI Building - Mezzanine Loan (3)	-	3,000	5.3556%	Variable	May 5, 2008

The Offices at Kensington - Mortgage Loan	18,500	18,500	5.5200%	Fixed	April 1, 2014

Bridgeway Technology Center - Mortgage Loan	26,824	26,824	6.0700%	Fixed	August 1, 2013
Marketable Securities - Repurchase Agreement (4)	11,161	13,261	4.4829%	Variable	January 23, 2008

Royal Ridge Building - Mortgage Loan	21,718	21,718	5.9600%	Fixed	September 1, 2013

Plano Corporate Center I & II - Mortgage Loan	30,591	30,591	5.9000%	Fixed	September 1, 2012

2200 West Loop South Building - Mortgage Loan	17,426	17,426	5.8900%	Fixed	October 1, 2014

Cedar Bluffs - Mortgage Loan	4,627	4,627	5.8600%	Fixed	July 1, 2011
National Industrial Portfolio - Mortgage Loan (5)	300,000	315,000	4.8388%	Variable	August 9, 2009
National Industrial Portfolio - Mezzanine Loan A (5)	40,200	116,000	4.8388%	Variable	August 9, 2009
National Industrial Portfolio - Mezzanine Loan B (5)	32,300	-	4.8388%	Variable	August 9, 2009
National Industrial Portfolio - Mezzanine Loan C (5)	32,300	-	4.8388%	Variable	August 9, 2009
National Industrial Portfolio - Mezzanine Loan D (5)	26,200	-	4.8388%	Variable	August 9, 2009
National Industrial Portfolio - Mezzanine Loan E (5)	644	-	4.0675%	Variable	August 9, 2009

Hartman Business Center One - Mortgage Loan	9,479	9,479	5.1458%	Variable	November 9, 2008

Cardinal Health - Mortgage Loan	6,900	6,900	5.1458%	Variable	November 9, 2008

Corporate Express - Mortgage Loan	5,318	5,318	5.1458%	Variable	November 9, 2008

Rickenbacker IV - Medline - Mortgage Loan	9,465	9,465	5.0731%	Variable	November 15, 2008

Plainfield Business Center - Mortgage Loan	10,200	10,200	5.0731%	Variable	November 15, 2008

Crystal Park II - Buildings D & E - Mortgage Loan	12,009	12,009	5.0731%	Variable	November 15, 2008

Park 75 - Dell - Mortgage Loan	10,138	10,138	5.0731%	Variable	November 15, 2008

Advo-Valassis - Mortgage Loan	4,988	4,988	5.0731%	Variable	November 15, 2008

ADP Plaza - Mortgage Loan	20,900	20,900	5.5600%	Fixed	October 1, 2013
Woodfield Preserve Office Center - Mortgage Loan (6)	68,400	68,400	5.3165%	Variable	April 28, 2008

Nashville Flex Portfolio - Mortgage Loan	32,430	32,430	5.0731%	Variable	November 15, 2008

Patrick Henry Corporate Center - Mortgage Loan	11,100	11,100	5.1458%	Variable	November 29, 2008
South Towne Corporate Center I and II - Mortgage Loan (6)	25,200	25,200	5.0731%	Variable	April 28, 2008

Rivertech I and II-Mortgage Loan	27,300	-	4.2619%	Variable	November 20, 2008

	$1,031,408	$1,008,564

(1) Represents the effective interest rate as of March 31, 2008.

(2) Represents initial maturity date or the maturity date as extended as of March 31, 2008; subject to certain conditions, the maturity dates of some loans may be extended beyond the date shown.

(3) On February 22, 2008, the Company paid off the principal and interest outstanding under the note.

(4) On April 16, 2008, the Company paid off the principal and interest outstanding under the agreement.

(5) Held through a consolidated joint venture. On March 28, 2008, the mortgage and mezzanine loans were restructured to provide for additional debt tranches with varying interest rates. In the aggregate, the weighted-average interest rate of the mortgage and mezzanine loans is 125 basis points over 30-day LIBOR.

(6) On February 28, 2008, the maturity date was extended to April 28, 2008. On April 29, 2008, the Company paid off the principal and interest under the note and completed 3-year secured financing of the referenced properties.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

During the three months ended March 31, 2008, the Company incurred $13.9 million of interest expense. Of this amount, $3.4 million was payable at March 31, 2008. The Company also incurred $1.9 million of amortization of deferred financing costs, which is included in interest expense for the three months ended March 31, 2008.

The following is a schedule of maturities for all notes payable for the years ending December 31 (in thousands):

2008	$244,088
2009	431,644
2010	-
2011	39,717
2012	62,991
Thereafter	252,968

$1,031,408

During the three months ended March 31, 2008, the Company entered into the following financings related to its real property portfolio and its marketable securities.

Guarantees

The Company provides financial guarantees as required by creditors in connection with certain debt financing. As of March 31, 2008, the following financial guarantees were outstanding (in thousands):

	Legal Entity - Guarantor (Name of Entity)	Amount of Guarantee	Type
Sabal Pavilion Building - Mortgage Loan	KBS Limited Partnership	$1,500	Tenant Improvement & Leasing
Sabal VI Building - Mortgage Loan	KBS Limited Partnership	189	Repayment Guarantee
The Offices at Kensington - Mortgage Loan	KBS Limited Partnership	135	Repayment Guarantee
Royal Ridge Building - Mortgage Loan	KBS REIT Properties, LLC	5,000	Tenant Improvement & Leasing
ADP Plaza - Mortgage Loan	KBS REIT Properties, LLC	3,650	Tenant Improvement & Leasing

		$10,474

Rivertech I and II Financing

On February 20, 2008, the Company, through a wholly owned subsidiary, entered into a nine-month secured bridge loan with a financial institution for approximately $27.3 million secured by Rivertech I and II and Rivertech III (the “Rivertech Mortgage Loan”). The maturity date for the loan is November 20, 2008. At the Company’s option, interest accrues under the loan at either the Prime Rate as established from time to time by the lender or LIBOR plus 1.40% (subject to adjustment for a reserve percentage established by the lender).

The loan documents for the Rivertech Mortgage Loan contain a cross-default and cross-collateralization provision such that this loan and twelve other secured loans the Company has entered into with this lender with respect to other properties are cross-defaulted and cross-collateralized.

Financings Related to the Investment in Arden Portfolio Mezzanine Loans

Payoff of Repurchase Agreements

On January 30, 2008, in connection with the Company’s acquisition of the Arden Portfolio Mezzanine Loans, the Company entered into two repurchase agreements with an unaffiliated lender for an aggregate amount of $86.4 million of financing proceeds. The Company agreed to repay the amounts financed by June 30, 2008. On March 19, 2008, the Company repaid all amounts outstanding under the two repurchase agreements.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Restructuring of Mortgage and Mezzanine Loans Related to the National Industrial Portfolio

On August 8, 2007, the Company acquired an 80% membership interest in a joint venture, New Leaf-KBS JV, LLC (the “Joint Venture”). The Joint Venture is the owner of a portfolio of 23 institutional quality industrial properties and holds a master lease with respect to another industrial property (the “National Industrial Portfolio”). In connection with the Joint Venture’s acquisition of the National Industrial Portfolio, on August 8, 2007, the Joint Venture obtained the following financings related to the National Industrial Portfolio:

	Principal Amount of Note	Spread
Mortgage Loan	$315.0 million	115 basis points over 30-day LIBOR
Mezzanine Loan A	116.0 million	115 basis points over 30-day LIBOR
Mezzanine Loan B (1)	20.0 million	115 basis points over 30-day LIBOR

Total	$451.0 million (2)	115 basis points over 30-day LIBOR

(1) This note is to fund future capital expenditures and leasing costs. As of March 28, 2008, approximately $644,000 of the $20.0 million commitment had been drawn.

(2) Assumes full amount is drawn under Mezzanine Loan B. See note (1).

On March 28, 2008, the mortgage loan and the mezzanine loans related to the National Industrial Portfolio properties were restructured. Pursuant to the restructuring the principal amount due under the mortgage loan was reduced by $15.0 million and the spread on the mortgage loan was reduced to 84.41 basis points. Also pursuant to the restructuring, the principal amount due under the mezzanine loans increased by $15.0 million, such that the maximum principal amount due under the mezzanine loans equals $151.0 million, assuming all amounts are drawn under the loans. Further, the mezzanine loans were split into five tranches with varying interest rates. Upon restructuring the principal amount of the mortgage and mezzanine loans and the applicable interest rates were as follows:

	Principal Amount of Note	New Spread
Mortgage Loan	$300.0 million	84.41 basis points over 30-day LIBOR
Replacement Mezz Note A	40.2 million	171.00 basis points over 30-day LIBOR
Replacement Mezz Note B	32.3 million	201.00 basis points over 30-day LIBOR
Replacement Mezz Note C	32.3 million	226.00 basis points over 30-day LIBOR
Replacement Mezz Note D	26.2 million	301.00 basis points over 30-day LIBOR
Replacement Mezz Note E (1)	20.0 million	125.00 basis points over 30-day LIBOR

Total	$451.0 million (2)	125.00 basis points over 30-day LIBOR (3)

(1) This note is to fund future capital expenditures and leasing costs. As of March 28, 2008, approximately $644,000 of the $20.0 million commitment had been drawn.

(2) Assumes full amount is drawn under Replacement Mezz Note E. See note (1).

(3) Weighted-average interest rate of the mortgage and mezzanine loans.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

The mortgage and mezzanine loans mature on August 9, 2009, subject to the Joint Venture’s right to extend the maturity date for up to three additional years in accordance with the terms, conditions and fees required under the loan documents.

10.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following (in thousands):

	March 31, 2008	December 31, 2007
Accounts payable and other accrued liabilities	$9,661	$9,052
Accrued interest expense	3,364	4,027
Real estate taxes payable	2,529	3,490

	$15,554	$16,569

11.	OTHER LIABILITIES

Other liabilities consist of the following (in thousands):

	March 31, 2008	December 31, 2007
Tenant security deposits	$4,030	$3,952
Prepaid rent and other	1,141	3,655

	$5,171	$7,607

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted SFAS 157, Fair Value Measurements, on January 1, 2008, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements for financial instruments. The framework required for the valuation of investments uses a three-tiered approach in the valuation of investments. The statement requires fair value measurement be classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•

Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

When available, the Company utilizes quoted market prices from an independent third party source to determine fair value and classifies such items in Level 1. In some instances where a market price is available, but in an inactive or over-the-counter market where significant fluctuations in pricing can occur, the Company consistently applies the dealer (market maker) pricing estimate and classifies the financial asset or liability in Level 2. If quoted market prices or inputs are not available, fair value measurements are based on valuation techniques that utilize current market or independently sourced market inputs and could be classified in either Level 2 or 3 depending on the level of input significant to the fair value measurement.

At March 31, 2008, the Company held the following financial instruments measured under the SFAS 157 hierarchy (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Marketable Securities	$15,282	$-	$15,282	$-
Derivative Instruments	$5,172	$-	$5,172	$-

13.	RELATED PARTY TRANSACTIONS

Due to Affiliates

Upon the launch of the Offering, the Company executed a Dealer Manager Agreement with the Dealer Manager on January 27, 2006 and entered into an Advisory Agreement with the Advisor that is in effect through November 8, 2008. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor, the Dealer Manager, and their affiliates on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Pursuant to the terms of the agreements described above, the following related-party costs incurred by the Company for the three months ended March 31, 2008 and any related amounts payable as of March 31, 2008 are summarized below (in thousands):

	Incurred	Payable
Expensed
Asset management fees	$2,777	$2,215
Additional Paid-in Capital
Selling commissions (1)	16,252	2,283
Dealer manager fees (1)	9,558	834
Reimbursements of organization and offering costs (1) (2)	1,211	792
Capitalized
Acquisition fees (3)	1,601	-
Advances from advisor (4)	-	1,600

	$31,399	$7,724

(1) Selling commissions, dealer manager fees and reimbursements of organization and offering costs are charged against stockholders’ equity in the accompanying consolidated financial statements.

(2) Reimbursements of organization and offering costs represent the portion of the Company’s organization and offering costs incurred by the Advisor and its affiliates on behalf of the Company and subsequently reimbursed by the Company. The Company has recorded organization and offering costs related to the Offering of $1.7 million for the three months ended March 31, 2008, including both organization and offering costs incurred directly by the Company and those costs incurred by the Advisor and its affiliates on behalf of the Company, which were subsequently reimbursed by the Company.

(3) Represents acquisition fees related to purchases of real estate and real estate-related investments during the three months ended March 31, 2008. The acquisition fees for the real estate loans receivable are capitalized as deferred financing costs and prepaid and other assets in the accompanying consolidated financial statements and amortized over the life of the loans.

(4) In order that the Company’s investors could begin earning cash distributions, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending May 31, 2008 exceeds the amount of the Company’s funds from operations (as defined by the National Association of Real Estate Investment Trusts) from January 1, 2006 through May 31, 2008. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor. No amount has been advanced since January 2007.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

The Company had granted no stock-based compensation awards and it had not incurred any disposition fees, subordinated participation in net cash flows, or subordinated incentive listing fees during the three months ended March 31, 2008.

Form of Compensation	Amount
Selling Commission

The Company pays the Dealer Manager up to 6% of the gross offering proceeds (up to 3% for sales of shares under the dividend reinvestment plan) before reallowance of commissions earned by participating broker-dealers. The Dealer Manager reallows 100% of commissions earned to participating broker-dealers.

Assuming all shares are sold at the highest possible selling commissions (with no discounts to any categories of purchasers) and a $9.50 price for each share sold through the dividend reinvestment plan, estimated selling commissions are approximately $142.8 million if the Company sells the maximum of 280,000,000 shares.

Dealer Manager Fee

The Company pays the Dealer Manager 3.5% of gross offering proceeds. No dealer manager fee is payable on shares sold under the dividend reinvestment plan. The Dealer Manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee, provided that the Dealer Manager may increase the amount of the reallowance in special cases. The dealer manager fee is reduced for certain volume discount sales.

The estimated dealer manager fee is approximately $70.0 million if the Company sells the maximum of 280,000,000 shares.

Reimbursement of Organization and Offering Expenses

The Company reimburses the Advisor or its affiliates for organization and offering expenses (as discussed in Note 2) incurred by the Advisor or its affiliates on behalf of the Company to the extent that reimbursement would not cause selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15% of gross offering proceeds as of the date of reimbursement.

The Company estimates organization and offering costs of approximately $22.4 million if the Company sells the maximum of 280,000,000 shares.

Acquisition Fee	The Company pays the Advisor 0.75% of the cost of investments acquired, including acquisition expenses and any debt attributable to such investments.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Form of Compensation	Amount
Asset Management Fee*

The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the sum of the cost of all real estate investments the Company owns and of the Company’s investments in joint ventures, including acquisition fees, acquisition expenses and any debt attributable to such investments, provided that with respect to the Company’s investment in the Joint Venture that owns the National Industrial Portfolio, the asset management fee is calculated as a monthly fee equal to one-twelfth of 0.27% of the cost of the Joint Venture investment, which equals the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the Joint Venture, inclusive of expenses related thereto, and the amount of any outstanding debt associated with such properties and the Joint Venture and (ii) the percentage that represents the Company’s economic interest in the Joint Venture.

Although the asset management fees earned by the Advisor through March 31, 2008 have been accrued for and expensed in the appropriate period in the Company’s financial statements, the Advisor deferred, without interest, payment of the asset management fees it earned from July 2006 through September 2007. Per the terms of the advisory agreement, the Advisor may choose to be paid the accrued but unpaid asset management fees in such future period as the Advisor may determine. At March 31, 2008, there were $2.2 million of accrued but unpaid asset management fees for the months of July 2006 through September 2007 outstanding. The Company had paid the Advisor asset management fees earned pursuant to the Advisory Agreement for services related to the months of October 2007 through March 2008.

Reimbursement of Operating Expenses*	The Company reimburses the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, personnel costs, utilities and IT costs. However, the Company does not reimburse the Advisor or its affiliates for personnel costs in connection with services for which the Advisor or its affiliates receive acquisition fees or disposition fees.

Disposition Fee	For substantial assistance in connection with the sale of properties or other investments, the Company will pay the Advisor or its affiliate a disposition fee of 1% of the contract sales price of the properties or other investments sold. However, in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price of the properties or other investments sold.

Subordinated Participation in Net Cash Flows*	After investors receive a return of their net capital contributions and an 8.0% per year cumulative, noncompounded return, the Advisor is entitled to receive 15.0% of the net cash flows produced by the Company, whether from continuing operations, net sale proceeds or otherwise.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Form of Compensation	Amount
Subordinated Incentive Listing Fee	Upon listing the Company’s common stock on a national securities exchange, the Advisor or its affiliates will receive 15% of the amount by which (1) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing exceeds (2) the sum of invested capital and the amount of cash flow necessary to generate an 8.0% per year cumulative, noncompounded return to stockholders.

Stock-based Compensation Awards*	The Company may issue stock-based awards to affiliates of the Advisor. As of March 31, 2008, no awards had been granted under the plan. The Company has no timetable for the grant of any awards under the Employee and Independent Director Incentive Stock Plan, and the Company’s board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan.

* The Advisor will reimburse the Company at the end of any fiscal quarter for total operating expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of its average invested assets or 25% of its net income for such year, unless the conflicts committee of the Company’s board of directors has determined that such excess expenses were justified based on unusual and non-recurring factors. The Company’s total operating expenses were not in excess of the operating expense reimbursement obligation for the four trailing fiscal quarters ending March 31, 2008 or 2007.

“Average invested assets” means the average monthly book value of the Company’s assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the Company’s operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing, and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization, and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that the Company does not close), real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). To the extent the Advisor receives the fee described above at “Subordinated Participation in Net Cash Flows” and such fee is derived from cash flows other than net sales proceeds, that fee may be limited by the restriction on “total operating expenses.” In addition, stock-based awards treated as an expense under GAAP will count, toward the restriction on “total operating expenses.”

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

14.	PRO FORMA FINANCIAL INFORMATION

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the three months ended March 31, 2008 and 2007, as if all the Company’s acquisitions that were completed during the year ending December 31, 2007 and the three months ended March 31, 2008 were completed as of January 1, 2007. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred as of January 1, 2007, nor do they purport to predict the results of operations for future periods (in thousands, except share and per share amounts).

	For the Three Months Ended March 31,
	2008	2007

Revenues	$59,995	$54,388

Depreciation and amortization	$(18,637)	$(18,489)

Net income	$10,656	$1,984

Income per common share, basic and diluted	$0.10	$0.02

Weighted-average number of common shares outstanding	106,980,860	106,980,860

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

15.	SEGMENT INFORMATION

The Company presently operates in two business segments in the real estate markets: real property investments and investments in real estate-related assets. The Company does not allocate corporate-level accounts to its operating segments. Corporate-level accounts include corporate general and administrative expenses, non-operating interest income and other corporate-level expenses.

The following tables summarize total revenues and net income (loss) for each reportable segment for the three months ended March 31, 2008 and 2007, respectively, and total assets and total liabilities for each reportable segment as of March 31, 2008 and December 31, 2007 (in thousands):

	Three Months Ended March 31,
	2008	2007
Total Revenues
Real Property Investments Segment	$44,764	$8,236
Real Estate-Related Assets Segment	12,003	747

Consolidated Total Revenues	$56,767	$8,983

Net Income (Loss)
Real Property Investments Segment	$(6,066)	$(1,524)
Real Estate-Related Assets Segment	11,317	749
Corporate-Level Accounts	(3,063)	(858)

Consolidated Net Loss	$2,188	$(1,633)

	March 31, 2008	December 31, 2007

Total Assets
Real Property Investments Segment	$1,552,396	$1,527,538
Real Estate-Related Assets Segment	414,340	234,546
Corporate-Level Accounts (1)	111,135	55,088

Consolidated Total Assets	$2,077,871	$1,817,172

Total Liabilities
Real Property Investments Segment	$1,074,884	$1,052,692
Real Estate-Related Assets Segment	11,707	13,941
Corporate-Level Accounts (2)	15,031	11,224

Consolidated Total Liabilities	$1,101,622	$1,077,857

(1) Total assets in the corporate-level accounts consisted primarily of offering proceeds being held in the form of cash and cash equivalents of approximately $104.9 million and $53.5 million as of March 31, 2008 and December 31, 2007, respectively, for future real estate investments.

(2) As of March 31, 2008 and 2007, total liabilities consisted primarily of amounts due to affiliates for commissions, dealer manager fees, reimbursements of organizational and offering costs, accruals for legal and accounting fees and distributions payable.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

16.	COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, purchase, and disposition of properties and other investments; management of the daily operations of the Company’s real estate portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Concentration of Credit Risk

The Company invests in real estate loans receivable including loans that are in the form of mezzanine loans that are secured by a pledge of the ownership interests of an entity that indirectly owns real property. This type of investment involves a higher degree of risk relative to a long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the Company may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the loan.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the Company’s financial condition and results of operations as of March 31, 2008.

Legal Matters

From time to time, the Company is party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on its results of operations or financial condition.

Magazine Article

On May 21, 2007, Real Estate Finance & Investment newsweekly published an interview between Institutional Investor, Inc. reporter William Sprouse and Peter M. Bren, who is the Company’s president, the president of the Advisor and the chairman of the board and president of KBS Realty Advisors LLC. The interview was also made available to Real Estate Finance & Investment subscribers on the Institutional Investor, Inc. website on May 21, 2007. If the Company’s involvement with the article were held by a court to be in violation of Section 5 of the Securities Act of 1933, the Company could be required to repurchase the shares from investors in the Offering who received the newsweekly article before receiving a written prospectus. Such potential repurchase obligation would last for a period of one year following the date of the alleged violation. The repurchase price would be the original purchase price, plus statutory interest from the date of purchase.

The Company intends to contest vigorously any claim that a Section 5 violation occurred; nevertheless, the Company can give no assurance that a court would agree with its determination. Because the Company does not know the amount of shares purchased in the Offering, if any, from those who received the newsweekly before receiving a prospectus, the Company cannot know the amount of the Company’s potential liability should a court hold that a Section 5 violation occurred. Therefore, the Company can give no assurance that the ultimate outcome with respect to any such Section 5 claim would not materially adversely affect the Company’s operating results, financial position or liquidity.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

Journal Article

The St. Louis Business Journal published an article dated October 27, 2006 related to the Company’s acquisition of the Plaza in Clayton, a 16-story office building containing 325,172 rentable square feet in St. Louis, Missouri. The article included statements about the acquisition and statements about the Company made by the national sales manager of the Dealer Manager. The article is also available on the St. Louis Business Journal’s web site.

If the Dealer Manager’s involvement with the article were held by a court to be in violation of Section 5 of the Securities Act of 1933, the Company could be required to repurchase the shares from investors in the Offering who received the article before receiving a written prospectus. Such potential repurchase obligation would last for a period of one year following the date of the alleged violation. The repurchase price would be the original purchase price, plus statutory interest from the date of purchase.

The Company intends to contest any claim that a Section 5 violation occurred; nevertheless, the Company can give no assurance that a court would agree with its determination. Because the Company does not know the amount of shares purchased in the Offering, if any, from those who received the article before receiving a prospectus, the Company cannot know the amount of the Company’s potential liability should a court hold that a Section 5 violation occurred. Therefore, the Company can give no assurance that the ultimate outcome with respect to any such Section 5 claim would not materially adversely affect the Company’s operating results, financial position or liquidity.

17.	MINORITY INTEREST

On August 8, 2007, the Company entered into an operating agreement with New Leaf for the Joint Venture (the “Operating Agreement”). The purpose of the Joint Venture, which is managed by New Leaf, is to invest in the National Industrial Portfolio. The Company made an initial capital contribution of approximately $85.5 million and holds an 80% membership interest in the Joint Venture. The Company funded its equity investment in the Joint Venture with proceeds from the Offering. New Leaf made an initial capital contribution of approximately $21.4 million and owns a 20% membership interest in the Joint Venture. Pursuant to the Operating Agreement, the Company and New Leaf may be required to make additional capital contributions to the Joint Venture to fund operating reserves or expenses approved by the budget or business plan.

New Leaf is the manager of the Joint Venture; however, its authority is limited. It may not cause the Joint Venture to undertake activities or incur expenses with respect to the National Industrial Portfolio properties not authorized by the Operating Agreement, the approved budget or the approved business plan, except certain limited expenditures. New Leaf also may not cause the Joint Venture to make certain decisions without the Company’s consent, including any action that would reasonably be expected to have a substantial or material effect upon the Joint Venture, any of its subsidiaries or the National Industrial Portfolio properties.

New Leaf received acquisition fees in connection with the acquisition by the Joint Venture of the National Industrial Portfolio and is entitled to asset management fees and disposition fees for its services for the Joint Venture.

So long as New Leaf is the manager of the Joint Venture, distributions will be made generally as follows: (i) first, to return to the members, pro rata, their capital contributions, (ii) second, to pay the members a return of 8%, compounded annually, (iii) third, 36% of the distributable cash to New Leaf and 64% of the distributable cash to the Company, until the Company has received a return of 10%, compounded annually, and (vi) thereafter, 44% of the distributable cash to New Leaf and 56% of the distributable cash to the Company. If New Leaf is no longer the manager in the Joint Venture, distributions will be made generally first to return to the members, pro rata, their capital contributions and second to the members pro rata in proportion to each member’s membership interest. At all times, the following special distributions may be given a higher priority: (i) special distributions to the Company necessary in connection with its status as real estate investment trust for federal income tax purposes and (ii) special distributions to a member that has made additional capital contributions on behalf of the other.

KBS REAL ESTATE INVESTMENT TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

March 31, 2008

(unaudited)

The Company concluded that the Joint Venture meets the definition of a variable interest entity under FIN 46R and it is the primary beneficiary of the Joint Venture. Therefore, the Company consolidates the Joint Venture in its financials statements and records a minority interest for the portions not owned by the Company.

18.	SUBSEQUENT EVENTS

Distributions Paid

On April 15, 2008, the Company paid distributions of approximately $6.4 million, which related to distributions declared for each day in the period from March 1, 2008 through March 31, 2008.

Distributions Declared

On May 9, 2008, the Company’s board of directors declared a daily distribution for the period from June 1, 2008 through June 30, 2008, which distribution the Company expects to pay in July 2008 and a daily distribution for the period from July 1, 2008 through July 31, 2008, which distribution the Company expects to pay in August 2008. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

Distributions are calculated based on stockholders of record each day during the period at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. The Advisor has agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending July 31, 2008 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through July 31, 2008, see Note 13, “Related Party Transactions – Due to Affiliates.”

Subsequent Investments

Suwanee Pointe

On May 6, 2008, the Company, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement with an unaffiliated seller to acquire a single-story build-to-suit distribution building containing 205,645 rentable square feet located on an approximate 16.0-acre parcel of land in Suwanee, Georgia (“Suwanee Pointe”). Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The purchase price of Suwanee Pointe is approximately $17.8 million plus closing costs. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit $750,000 of earnest money.